Exhibit (a)(3)(i)(a)

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

9464 Highway 5

Douglasville, Georgia 30135

November     , 2004

Dear Fellow Shareholders:

You are invited to attend the annual meeting of the shareholders of First Commerce Community Bankshares, Inc. to be held on     , December     , 2004 at              [a.m./p.m.]., local time, at             ,             , Georgia.

This meeting is very important, as you will be asked to vote on the election of five Class II directors, and also on a proposed transaction that, if approved, will result in the termination of our reporting requirements under the federal securities laws. This will eliminate the significant expense required to comply with the reporting and related requirements under those laws. Often referred to as a “going private” transaction, the proposed transaction is a reverse split of our common stock whereby each 500 outstanding shares of common stock would be converted into one share of common stock. Holders of less than one whole share following the reverse stock split will receive cash in lieu of fractional interests in an amount equal to $13.20 per share for each pre-split share that becomes a fractional interest. The $13.20 per share price represents the fair market value for a share of our common stock determined by T. Stephen Johnson & Associates, Inc., our financial advisor. Shareholders will be asked to vote on a proposed amendment to our articles of incorporation that would effect the reverse stock split. The proposed amendment is attached as Annex A to this proxy statement.

If approved at the annual meeting, the transaction will affect our shareholders as follows:

Shareholder Before the Transaction	Net Effect After the Transaction
Shareholder holding 500 or more shares:	A reduction in the number of shares owned by the shareholder by a factor of 500 and the issuance of fractional shares.
Shareholder holding fewer than 500 shares:	The shareholder will receive $13.20 in cash, without interest, per share for each share owned prior to the reverse stock split and will no longer be a shareholder of the company.

If the reverse stock split proposal is approved, we expect that the number of shareholders of record will be reduced from 350 to 247, while the number of outstanding shares will decrease to 2,172.106 shares from the current 1,112,163 outstanding shares.

After careful consideration, the board of directors has concluded that the costs associated with being a “public” company are not justified by the benefits. The board has reviewed the proposed transaction and considered its fairness to shareholders who hold fewer than 500 shares as well as those shareholders holding 500 or more shares. After careful consideration, your board of directors believes this transaction is in the best interests of the company and its shareholders and unanimously recommends that you vote “FOR” the “going private” proposal. The enclosed proxy statement includes a discussion of the factors considered by the board in connection with the board’s approval of the going private transaction. See “Special Factors–Background of the Transaction,” “Special Factors–Fairness of the Proposed Transaction” and “Special Factors–Recommendation of the Board of Directors.”

Consummation of the going private transaction is subject to certain conditions, including the affirmative vote of at least a majority of the outstanding shares of the company’s common stock entitled to vote at the annual meeting. The proposed transaction, if approved, will take effect on the date we file with the Secretary of State of the State of Georgia the amendment to our articles of incorporation, which we expect to do promptly after approval. Details of the proposed transaction are set forth in the accompanying proxy statement, which we urge you to read carefully in its entirety.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOUR SHARES SHOULD BE REPRESENTED AND VOTED. TO VOTE, YOU SHOULD COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY IN THE SELF-ADDRESSED ENVELOPE THAT WE HAVE INCLUDED FOR YOUR CONVENIENCE.

We appreciate your support, and we look forward to seeing you at the annual meeting.

Sincerely,

/s/ William C. Lumpkin, Jr.
William C. Lumpkin, Jr.
President and Chief Executive

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

9464 Highway 5

Douglasville, Georgia 30135

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER     , 2004

To Our Shareholders:

Notice is hereby given that the 2004 annual meeting of the shareholders of First Commerce Community Bankshares, Inc. (the “Company”) will be held on     , December     , 2004 at          [a.m./p.m.], local time, at                     , Douglasville, Georgia, for the following purposes:

1.	To approve an amendment to the articles of incorporation of First Commerce Community Bankshares, Inc. to restructure the capitalization of the Company in order to effect a reverse stock split, which would permit the Company to terminate its reporting requirements under the Securities Exchange Act of 1934 and become privately held.

2.	To elect five directors to serve until the annual meeting of shareholders in 2007.

3.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on November 19, 2004 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend this meeting.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote, you should complete, sign, date and promptly return the proxy in the self-addressed envelope that we have included for your convenience. No postage is required if the proxy is mailed in the United States. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you should decide to attend.

By Order of the Board of Directors,
/s/ William C. Lumpkin, Jr. William C. Lumpkin, Jr.
President and Chief Executive Officer

November     , 2004

i

OTHER BUSINESS MATTERS	35

ANNEX A: Proposed Certificate of Amendment to Articles of Incorporation

ANNEX B: Valuation Opinion of T. Stephen Johnson & Associates, Inc.

ANNEX C: Excerpts from the Georgia Business Corporation Code Relating to Dissenters’ Rights

ANNEX D: Excerpts from the Company’s Annual Report on Form 10-KSB for the Year Ended December 31, 2003.

ANNEX E: Unaudited Quarterly Financial Statements

ii

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

9464 Highway 5

Douglasville, Georgia 30135

Annual Meeting of Shareholders

December     , 2004

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of First Commerce Community Bankshares, Inc. for use at the First Commerce Community Bankshares 2004 annual meeting of shareholders to be held on             , December     , 2004 at              [a.m./p.m.], local time, at             , Douglasville, Georgia. The words “we,” “our,” “us” and the “Company,” as used in this proxy statement, refer to First Commerce Community Bankshares, Inc. and its wholly owned subsidiary First Commerce Community Bank, unless the context indicates otherwise.

The Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company may solicit proxies in person, by telephone and e-mail. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

A proxy to vote on the matters to be presented at the annual meeting and a return postage-paid envelope are enclosed. Shares of the Company’s common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares will be voted “FOR” the amendment to the articles of incorporation of the Company and the transactions contemplated thereby and “FOR” the election of the five director nominees to the Company’s board of directors. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit the Company to solicit additional proxies in favor of any proposal, the persons named in the accompanying proxy will vote on such matter in their own discretion.

A shareholder executing a proxy card may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to the Company, by subsequently filing another proxy bearing a later date or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke the shareholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to First Commerce Community Bankshares, Inc., 9464 Highway 5, Douglasville, Georgia 30135, Attention: Tom D. Richey, Secretary.

All holders of record of the common stock at the close of business on November     , 2004 (the “Record Date”) will be eligible to vote at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such shareholder. As of the Record Date, there were 1,112,163 shares of common stock outstanding.

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting, who will determine whether or not a quorum is present. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

The affirmative vote of at least a majority of all of the outstanding shares of the common stock of the Company is required to approve the reverse stock split. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the reverse stock split proposal. A plurality of the votes cast is required for the election of directors. In the election of directors, you may vote either “FOR” or “WITHHOLD” authority to vote with respect to the nominees named herein. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. However, abstentions and broker non-votes will have the same effect as a vote against the reverse stock split proposal. Abstentions and broker non-votes in the election of directors will have no effect on the outcome of the vote.

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals, which under such rules typically include the election of directors, when they have not received instructions from the customer. Under these rules, brokers may not vote shares of their customers on non-routine matters, such as the reverse stock split, without instructions from their customers. A broker non-vote occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

This proxy statement and the enclosed proxy card are first being mailed to the Company’s shareholders on or about November     , 2004.

SUMMARY OF REVERSE STOCK SPLIT

This proxy statement contains information concerning the election of directors, beneficial ownership, executive compensation and other matters that are generally included in a proxy statement for an annual shareholders meeting. In addition, this proxy statement contains information concerning the proposed reverse stock split.

The following is a summary, in question and answer format, of the material terms of the proposed reverse stock split. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying this proxy statement, including the financial statements included in Annex D and Annex E to this proxy statement and are incorporated in this proxy statement by reference. We urge you to review the entire proxy statement including the annexes hereto carefully.

What is the reverse stock split?

The reverse stock split is a conversion and reclassification of each 500 shares of our outstanding common stock into one share of common stock, the effect of which is that there will be fewer shares outstanding and fewer shareholders.

The reverse stock split, if approved, would be considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934 because it is intended to, and, if completed, will likely terminate our status as a reporting company under Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and our duty to file periodic reports with the Securities and Exchange Commission (“SEC”). In connection with the reverse stock split, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

What will I receive in the reverse stock split if I currently own 500 shares or more?

In the reverse stock split, each holder of more than 500 shares of common stock immediately prior to the effective time of the reverse stock split will receive one five-hundredth of a new share of common stock for each share of common stock held immediately prior to the effective time. Shareholders owning more than 500 shares prior to the reverse stock split may receive fractional shares as a result of the reverse stock split. All fractional shares issued to these shareholders will have all rights, including the right to vote, with respect to such fractional share as are applicable to whole shares, except that such rights will be proportioned based on the fraction held. For example, a shareholder holding 1.5 shares following the effective time of the reverse stock split will be entitled to 1.5 votes in all matters submitted to the common shareholders for approval.

What will I receive in the reverse stock split if I currently own less than 500 shares?

Each holder of fewer than 500 shares of common stock immediately prior to the effective time of the reverse stock split would be entitled to receive only a fraction of a share of common stock. However, fractions of shares to be received by these holders will be immediately cancelled and subsequently exchanged for cash in the amount of $13.20 for each share of common stock held immediately prior to the effective time of the reverse stock split. As a result, each holder of fewer than 500 shares immediately prior to the reverse stock split will no longer be a shareholder of the Company.

What will happen to my stock options or warrants as a result of the reverse stock split?

As a result of the reverse stock split, the exercise price of each outstanding option and stock purchase warrant will automatically increase by a factor of 500, and the number of underlying shares will decrease by a factor of 500. When existing options and warrants are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but we will not issue fractional shares upon the exercise of an option or warrant if the holder does not own at least one whole share after the exercise of the option or warrant.

What are the Company’s reasons for the reverse stock split?

The principal purposes of, and our reasons for, effecting the reverse stock split are:

•	to reduce the number of our shareholders of record to fewer than 300, which will enable us to terminate our duty to file periodic reports with the SEC, and we will no longer be classified as an SEC reporting company;

•	the cost savings of approximately $100,000 per year that we expect to realize in the future as a result of the termination of our reporting requirements, along with not having to comply with most of the provisions of the Sarbanes-Oxley Act of 2002;

•	management’s belief that it is necessary to realize every opportunity to reduce overhead and focus our resources on achieving profitability and increased value for our stock;

•	the additional savings in terms of management’s and employees’ time that will no longer be spent preparing the periodic reports required under the Exchange Act; and

•	the fact that we have not realized many of the benefits normally presumed to result from being a public reporting (such as the development or existence of a trading market for and liquidity of our common stock, enhanced corporate image, the ability to use our stock to attract, retain and incentive employees) due to the limited liquidity of our common stock.

Please see “Special Factors–Purposes of and Reasons for the Reverse Stock Split” for a more detailed discussion.

What will be the primary effects of the reverse stock split?

The principal effects of the reverse stock split on the Company and our shareholders are:

•	our shareholders of record, which, as of the Record Date, numbered 350, will be reduced to 247 as a result of the reverse stock split;

•	we will no longer file reports with the SEC or be considered an SEC reporting company;

•	book value per share of common stock which, as of September 30, 2004, was $9.47, will be reduced to approximately $9.33 on a pre-split basis, giving pro forma effect to the costs of this transaction and the cash payment for fractional shares and expenses incurred;

•	we estimate that the percentage ownership and total voting power of our common stock beneficially owned by our executive officers and directors as a group will increase from approximately 49.13% as of the Record Date to approximately 50.46% immediately following the reverse stock split; and

•	our cash and cash equivalents will be reduced by approximately $400,000 at September 30, 2004 to approximately $647,000.

Please see “Special Factors–Effects of the Reverse Stock Split” for a more detailed discussion of the effects of the reverse stock split on the Company and its shareholders.

Are there disadvantages of “going private”?

Yes. The increase in the per share price of the common stock and the decrease in the number of shareholders and of the number shares of common stock outstanding as a result of the reverse stock split may adversely affect the liquidity of the common stock. In addition, after the Company suspends its obligation to file periodic reports with the SEC, the reduction in public information concerning the company and the termination of the Company’s status as a reporting company may also adversely affect the liquidity and market value of the common stock. This may happen because, among other reasons, potential buyers and sellers may find it more difficult to determine the market value of stock without the benefit of SEC reports.

What vote is required to approve the reverse stock split?

The affirmative vote of at least a majority of all of the outstanding shares of our common stock is required to approve the reverse stock split proposal. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted “AGAINST” the proposal. If your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote “AGAINST” the proposal. Our executive officers and directors who owned in the aggregate 618,753 shares of common stock (approximately 49.13%) as of the Record Date intend to vote their shares in favor of the reverse stock split.

How was the consideration to be paid to shareholders being cashed out determined?

The fair market value of the Company’s common stock was determined, not by the Company, but by the Company’s independent financial advisor, T. Stephen Johnson & Associates, Inc. (“TSJ&A”). Once the fair market value was established by TSJ&A, the board determined to set the per share consideration in the reverse stock split at a price equal to the fair market value price determined by TSJ&A to help ensure that the Company’s shareholders being cashed out, including unaffiliated shareholders, received full value for their shares of common stock. The $13.20 per share value being paid pursuant to the reverse stock split is $3.73 per share more than the $9.47 book value per share of common stock as of September 30, 2004 and $3.20 per share more than the $10.00 per share paid in connection with our initial public offering completed in the first quarter of 2003.

Does the board of directors think the reverse stock split is fair?

The board of directors believe that the reverse stock split is fair to unaffiliated shareholders who will be cashed out because the per share value being paid to them is based upon the determination of the fair market value of our common stock by our financial advisor, TSJ&A. In addition, the board believes that the transaction is fair to unaffiliated shareholders who remain shareholders because they will be able to participate in any improvement in our future performance. The board of directors also believes that the reverse stock split is procedurally fair to the Company’s shareholders, including unaffiliated shareholders, because it is being effected in accordance with Georgia law which requires, among other things, that the amendment to the Company’s articles of incorporation to effect the reverse stock split be approved by at least a majority of all of the outstanding shares of common stock and provides shareholders being cashed out with dissenters’ rights.

Please see “Special Factors-Fairness of the Reverse Stock Split” for a more detailed discussion.

Was a representative of the unaffiliated shareholders appointed in connection with determining the terms of the reverse stock split?

No independent committee of the board of directors has reviewed or approved the fairness of the reverse stock split. No unaffiliated representative acting solely on behalf of the unaffiliated shareholders for the purpose of negotiating the terms of the reverse stock split or preparing a report concerning the fairness of the reverse stock split was retained by the Company or by a majority of directors who are not employees of the Company.

Are the Company’s executive officers and members of the board of directors being treated any differently than other shareholders in the reverse stock split?

No. However, all of our directors and executive officers currently own sufficient shares of stock (at least 500 shares each) so that they will all continue to be shareholders after the effectiveness of the reverse stock split.

Will I have dissenters’ rights in connection with the reverse stock split?

Shareholders owning fewer than 500 shares prior to the reverse stock split, who do not vote in favor of the proposed reverse stock split and who comply with Article 13 of the Georgia Business Corporation Code, which requires, among other things, that you give us notice of your intent to dissent from the proposal regarding the reverse stock split, will have the statutory rights and remedies of dissenting shareholders provided in Article 13 of the Georgia Business Corporation Code.

What are the federal income tax consequences of the reverse stock split?

It is intended that the reverse stock split constitute a “recapitalization” and hence a reorganization within the meaning of Section 368(a)(1)(E) of the United States Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the reverse stock split so qualifies, shareholders who receive only common stock will not recognize gain or loss. Shareholders who receive cash will recognize a gain or loss, which may be treated as income or capital gains/losses, depending on the individual shareholder’s circumstances and the amount of time the shareholder held the shares.

Please see “Special Factors-Federal Income Tax Consequences of the Reverse Stock Split” for a more detailed discussion.

PROPOSAL ONE:

PROPOSED REVERSE STOCK SPLIT

SPECIAL FACTORS

Background of the Transaction

Since the Company commenced operations in April 2003, the board of directors and management have continued to monitor the Company’s business plan to look for ways for the Company to reduce expenses in an effort to achieve cumulative profitability while maintaining a high level of customer service. At a meeting of the Audit, Compliance and CRA Committee of the board held in March 2004, Mauldin & Jenkins, LLC, the Company’s independent auditors, discussed with the committee the continued costs that would be involved in auditing the Company’s financial statements required to be included in the Company’s SEC reports. The committee members were informed that those costs would increase as a result of the requirements of the Sarbanes-Oxley Act of 2002 including the new requirements under Sarbanes-Oxley regarding certification of the Company’s internal controls, and the substantial documentation that such process would require. Members of the audit committee, along with William C. Lumpkin, Jr., President and Chief Executive Officer of the Company, and Tom Richey, Chief Financial Officer of the Company, both of whom were present at the meeting, began discussing the idea of terminating the Company’s SEC reporting obligations as a way of reducing costs, especially in light of the fact that such costs were expected to significantly increase over the next few years.

Subsequent to the April meeting of the Audit, Compliance and CRA Committee, Mr. Lumpkin asked Mauldin & Jenkins and the Company’s legal counsel, Troutman Sanders LLP, to provide information to him regarding the procedures for terminating the Company’s SEC reporting requirements and the anticipated cost savings. Mr. Lumpkin presented this information to the board at its regularly scheduled meeting held on April 20, 2004. At that meeting, the full board discussed for the first time the idea of terminating the Company’s reporting obligations. The board decided to delay holding the Company’s annual meeting of shareholders until later in the year so that the board could have additional time to evaluate the idea of presenting a proposal at the annual meeting to take the Company private.

At its meetings held on May 18, 2004 and June 15, 2004 the board continued to deliberate on the possibility of taking the Company private. The board discussed the advantages and disadvantages of the terminating its SEC reporting requirements, including the potential impact it would have on the bank, given that many of the Company’s shareholders are also customers of the bank. The board also evaluated its future growth plans and whether or not future capital needs could be met as a private company. The board discussed the timing of any going private transaction and the various strategic alternatives available to the Company.

On June 29, 2004, the board of directors met and further discussed the Company’s various strategic alternatives, including going private. After extensive deliberation and discussion, the board determined that it would be in the best interests of the Company and its shareholders to take steps to eliminate the expenses that the Company currently incurs as an SEC reporting company. The board discussed the four possible means of repurchasing its common stock in order to eliminate its disclosure obligations: (i) an issuer tender offer; (ii) an open market purchasing program; (iii) a freeze–out merger and (iv) a reverse stock split. The board discussed the benefits and detriments of each of these repurchase methods. At this meeting, the board received advice from its outside legal counsel, Troutman Sanders LLP, and management on the various matters discussed and the board’s fiduciary responsibilities. After much discussion, the board (a) voted to seek shareholder approval of a 500–to–1 reverse stock split; (b) voted to engage TSJ&A to render to the board a valuation opinion with respect to the consideration to be paid to shareholders being cashed out as a result of the reverse stock split and (c) instructed management to work with Troutman Sanders LLP to prepare the necessary filings and disclosure documents to effect the reverse stock split.

On October 1, 2004, TSJ&A delivered its written valuation opinion as to the Company’s common stock to Mr. Lumpkin, who distributed the valuation to members of the board of directors for review. Mr. Lumpkin called a board meeting to be held on October 21, 2004 to discuss the valuation opinion with TSJ&A. At that meeting, John Dalton of TSJ&A met with the board to discuss the valuation opinion and the procedures and assumptions utilized by TSJ&A in rendering its valuation opinion. Following TSJ&A’s presentation, the board discussed the methodology and estimates used by TSJ&A in arriving at its opinion and concluded that they believed the valuation provided by TSJ&A accurately captured the current value of the Company’s common stock. The board, therefore, adopted TSJ&A’s analysis, with respect to the fair market value of the Company’s common stock, as its own and, by unanimous vote, set $13.20 per pre-split share as the cash consideration to be paid to shareholders holding less than 500 shares in lieu of the issuance of fractional shares to such holders in the reverse stock split. In addition, the board unanimously concluded that the proposed reverse stock split was fair to both the affiliated and unaffiliated shareholders of the Company and recommended that the shareholders approve the proposed reverse stock split.

Purposes of and Reasons for the Reverse Stock Split

The primary purpose of the reverse stock split is to eliminate the expenses and management’s time and effort related to our disclosure and reporting requirements under the federal securities laws and related expenses associated with being an SEC reporting company. If approved, the reverse stock split will eliminate the expenses we incur as an SEC reporting company. The reverse stock split also will enable our management and employees to devote more time and effort to improving our operations by eliminating the time spent by them in preparing periodic reports.

We are currently required to comply with the disclosure and reporting requirements under the Exchange Act, as well as new requirements of the Sarbanes-Oxley Act of 2002. The cost of complying with these requirements is expected to be substantial, representing an estimated annual cost to us in the future of approximately $100,000 per year, including legal and accounting fees, printing, postage, data entry, stock transfer and other administrative expenses related to servicing shareholders. In going private, we will be able to save most of those costs. In addition to the direct costs we incur, our management and employees are required to devote substantial time and energy to completing the periodic reports required under the Exchange Act. We believe these obligations have become more burdensome on small SEC reporting companies like ours as a result of the recent enactment of the Sarbanes-Oxley Act of 2002. In going private, we can eliminate many of those indirect costs. Thus, in addition to the approximately $100,000 in annual future direct savings we expect to realize following the reverse stock split, if approved, our officers and employees will be able to focus more of their time and effort on the operation of our business.

The cost savings figures set forth above are only estimates. The actual savings we realize from going private may be higher or lower than such estimates. Estimates of the annual savings to be realized if the reverse stock split is approved and consummated are based upon (i) the actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements and (ii) the allocation to each category of management’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to our publicly reporting company status.

It is important to note that in addition to the annual estimated cost savings referenced above, the consummation of the reverse stock split and subsequent termination of our reporting requirements would result in a significant one-time cost savings due to our not being subject to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act of 2002. Preparing ourselves to be able to comply with Section 404 of the Sarbanes-Oxley Act of 2002 would require significant expenditures during the next fiscal year, including fees to third parties for compliance planning, assessment, documentation and testing of our internal controls over financial reporting. Such costs are expected to exceed $40,000.

We expect the actual cost savings of being a non-reporting private company to be much greater than simply eliminating the estimated historical out-of-pocket costs. As a result of recent corporate governance scandals, the legislative and litigation environment resulting from those scandals, the costs of being an SEC reporting company in general, and the costs of our remaining an SEC reporting in particular, are expected to continue to increase in the near future. Moreover, new legislation, such as the Sarbanes-Oxley Act of 2002, will likely continue to have the effect of increasing the compliance burdens and potential liabilities of being an SEC reporting company. Any new legislation will likely continue to increase audit fees and other costs of compliance, such as securities counsel fees, increase outside director fees, increase our director and officer insurance premiums and increase potential liability faced by our officers and directors.

In some instances, management’s cost savings expectations were based on information provided or upon verifiable assumptions. For example, our auditors have informed us, informally, that there will be a reduction in auditing fees if we cease to be an SEC reporting company. In addition, the costs associated with retaining legal counsel to assist with complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC and are otherwise not required to comply with the disclosure requirements that apply to publicly reporting companies.

In addition to the expenses mentioned above, the board of directors believes the Company receives little, if any, relative benefit from filing reports under the Exchange Act. Such benefits generally include:

•	the ability to use our stock, as opposed to cash or other consideration, to effect acquisitions. We have not found the occasion to acquire other businesses and do not presently intend to do so;

•	public companies often endeavor to use company stock to attract, retain and incentive employees. Due to the limited liquidity of our common stock, we have found limited success in using common stock in such a manner; and

•	an enhanced company image often accompanies publicly reporting company status. We have determined that due to our size and other factors, we have not enjoyed an appreciable enhancement in Company image as a result of our publicly reporting company status.

We had 350 common shareholders of record as of the Record Date. Of the record holders, 103 owned less than 500 shares. In addition, there currently is no established public trading market for our common stock, and the board of directors believes there is little likelihood that a market will develop in the foreseeable future. The reverse stock split will allow the shareholders being cashed out to liquidate their shares, and for shareholders who remain the opportunity to participate in the future increase, if any, in the value of the Company.

In light of the foregoing, the board of directors and management believe the benefits associated with maintaining our status as an SEC reporting company are substantially outweighed by the costs, both financial and operational. The board of directors believes that it is in the best interests of the Company to eliminate the administrative burden and costs associated with maintaining our status as an SEC reporting company.

Failure to Effect Reverse Stock Split

If the proposed reverse stock split is not approved by shareholders and effected, we will continue to file annual and quarterly reports on Form 10-KSB and Form 10-QSB, as well as all other filings required under the Exchange Act. However, in that event, we may consider other, as yet undetermined, steps to cease being an SEC reporting company. The board of directors has considered the possibility that the reverse stock split may not be implemented.

Alternatives Considered

In making its determination to proceed with the reverse stock split, the board of directors considered three other going private alternatives as well as remaining an SEC reporting company. As discussed below, the board rejected the tender offer, the freeze–out merger and open market purchase alternatives to the reverse stock split as well as simply remaining an SEC reporting company. For the reasons discussed below, the board determined that providing liquidity to some unaffiliated shareholders was fair to all of the unaffiliated shareholders considering the benefits to the Company of eliminating the expenses incurred through being an SEC reporting company and relieving management of the time necessary to meet regulatory responsibilities under federal securities laws. The alternatives the board considered were:

•	Issuer Tender Offer. The board considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature, thus the board was uncertain as to whether this alternative would result in a sufficient number of shares being tendered. Moreover, federal regulations impose rules regarding the treatment of shareholders in a tender offer, including pro rata acceptance of offers from shareholders, which make it difficult to ensure that we would be able to significantly reduce the number of shareholders of record. As a result, the board rejected this alternative.

•	Freeze-out Merger. The board of directors also considered the use of a process known as a “freeze-out” merger as an alternative to the reverse stock split. A freeze-out merger would have involved the creation of a new corporation. This new entity would then merge with the Company and, pursuant to the merger agreement, fewer than 300 shareholders would remain, with the other shareholders being cashed out. The board did not choose this alternative because the formation of the new entity and the merger itself would have required approval of the bank regulators, thus making this alternative more expensive than the reverse stock split.

•	Open Market Purchase Program. The board considered going private by means of an open market purchasing program. The board rejected an open market purchasing program because it would be highly unlikely that shares of common stock could be acquired by the Company from a sufficient number of holders to accomplish the going private objective in light of the fact that there is no active trading market for our common stock.

•	Maintaining the Status Quo. The board considered maintaining the status quo. In that case, we would continue to incur the expenses of being an SEC reporting company without, in the opinion of the board, the commensurate benefits. Thus, the board considered maintaining the status quo not to be in the best interests of the Company and its shareholders and rejected this alternative.

The board of directors did not consider a sale or a strategic acquisition to address some of the issues that resulted in its determination to implement the reverse stock split. The board did not consider that a strategic acquisition was a viable alternative because the board did not believe that the Company would be able to finance a strategic acquisition in light of its current cash position and the lack of a trading market for its securities. In addition, the board did not consider pursuing a sale of the entire Company because under the Financial Institutions Code of Georgia, no entity is permitted to acquire the Company until March 4, 2006, the third anniversary of our commencement of operations.

General Effects of the Reverse Stock Split

The board considered the following effects that the reverse stock split will have on the Company:

Reduction in the Number of Shareholders of Record and the Number of Outstanding Shares. Based on information as of the Record Date, we believe that the reverse stock split will reduce our number of record shareholders from 350 to 247. The number of outstanding shares of common stock as of the Record Date, will decrease from 1,112,163 to 2,172.106.

Change in Book Value. Because (1) the price to be paid in lieu of fractional shares to holders of fewer than 500 shares of common stock will be $13.20 per share, (2) the number of shares of common stock expected to be cashed out as a result of the reverse stock split is estimated to be approximately 26,110, (3) the total cost to us, including expenses, of effecting the reverse stock split is expected to be approximately $400,000, and (4) at September 30, 2004, aggregate shareholders’ equity in the Company was approximately $10,536,924, we expect that, as a result of the reverse stock split, the book value per share of common stock will be reduced to approximately $9.33 per share (pre-split) on a pro forma basis. However, it is important to note that book value is an accounting methodology based on the historical cost of our assets, and therefore does not necessarily reflect the current value of the Company.

Available Cash. Our cash and cash equivalents will be reduced by approximately $400,000 at September 30, 2004 to approximately $647,000 after the effectiveness of the reverse stock split.

Termination of Public Disclosure Filings. Following the reverse split, if approved, we intend to terminate our reporting requirements under the Exchange Act as promptly as possible. Termination of our reporting obligations under the Exchange Act will substantially reduce the information required to be furnished by us to our shareholders. However, we plan to continue to release annual audited financial statements as soon as practicable following the end of each fiscal year. These financial reports will not include all of the information that we currently are required to provide to our shareholders under federal securities laws.

Effect of Reverse Stock Split on Outstanding Stock Options and Warrants. As a result of the reverse stock split, the exercise price of each outstanding option and stock purchase warrant will automatically increase by a factor of 500, and the number of underlying shares will decrease by a factor of 500. When existing options and warrants are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but we will not issue fractional shares upon the exercise of an option or warrant if the holder does not own at least one whole share after the exercise of the option or warrant. Instead, we will pay such holder cash for any fractional shares in an amount equal to the difference between the exercise price of the option or warrant, as the case may be, and the fair market value per share of the common stock as of the date of exercise as determined by the board of directors, multiplied by the fraction of a share represented by the option or warrant. Because any shares issued upon the exercise of options or warrants will not be registered under the Securities Act of 1933, as amended, (the “Securities Act”), holders will be required to acquire such shares for investment purposes.

Liquidity of the Common Stock. There is no public trading market for the common stock. Nevertheless, the increase in the per share price of the common stock and the decrease in the number of shareholders and of the number shares of common stock outstanding as a result of the reverse stock split may adversely affect the liquidity of the common stock. Buyers may be discouraged due to relatively higher per-share prices, and there will be fewer potential sellers. In addition, after the Company suspends its obligation to file periodic reports with the SEC, the reduction in public information concerning the company and the termination of the Company’s status as a reporting company may adversely affect the liquidity and market value of the common stock. This may happen because, among other reasons, potential buyers and sellers may find it more difficult to determine the market value of stock without the benefit of SEC reports. Potential new investors who are unfamiliar with the Company may particularly be reticent, due to the lack of publicly-available information. Small shareholders however may also benefit from the reverse stock split and fractional share purchase because of the potential difficulties in selling holdings of less than 500 shares they might otherwise encounter.

Affiliated shareholders of the Company, including directors and executive officers, may the find the liquidity of their shares affected more adversely than unaffiliated shareholders, as the lack of publicly-filed information may make it more difficult for an affiliated shareholder to establish that he, she or it is not an “underwriter” with the meaning of applicable federal securities laws. A determination that an affiliate was an “underwriter” would make the exemption from securities transaction registration for regular trading unavailable to such affiliate. The lack of any public trading market for the shares has generally precluded affiliated shareholders from relying on the common “safe harbor” from underwriter status however, with the result that the effect on the liquidity of the shares held by our affiliated shareholders will be less pronounced than it would be to a company with an established public trading market.

Description of the Reverse Stock Split

Conversion of Shares

If approved by shareholders, the reverse stock split will be effected upon our filing of an amendment to our articles of incorporation that will provide for the conversion and reclassification of each outstanding 500 shares of our common stock into one share of our common stock in a reverse stock split. In the reverse stock split, the common shareholders holding more than 500 shares immediately prior to the effective time of the reverse stock split will receive one five-hundredth of a share of our common stock for each share they hold of record immediately prior to the effective date of the reverse stock split. Common shareholders holding less than 500 shares immediately prior to the reverse stock split will not receive any new shares but instead will receive cash in lieu of any fractional shares to which they would otherwise be entitled. The cash payment for the fractional shares of common stock will be at the rate of $13.20 per pre-split share. The following examples illustrate the effect of the reverse stock split on shareholders in various circumstances.

Example 1: Shareholders Owning Fewer Than 500 Shares of Record.

On the effective date of the reverse stock split, Shareholder A owns of record 350 shares of our common stock. Using the ratio of one share of common stock for each 500 shares outstanding immediately prior to the reverse stock split, Shareholder A would be entitled to receive .7 shares of common stock. Because no fractional shares will be issued as a result of the reverse stock split to any shareholder owning fewer than 500 shares prior to the reverse stock split, Shareholder A will not receive any common stock, but will instead receive a cash payment from us at the rate of $13.20 per pre-split share. In this example, Shareholder A will receive $4,620 in cash and will no longer be a shareholder of the Company.

Example 2: Shareholders Owning 500 or More Shares of Record.

On the effective date of the reverse stock split, Shareholder B owns of record 1,750 shares of our common stock. Using the ratio of one share of common stock for each 500 shares outstanding immediately prior to the reverse stock split, Shareholder B will receive 3.5 shares of common stock. Shareholder B will receive fractional shares and will not receive any cash consideration.

Legal Effectiveness

The reverse stock split will be effected promptly after shareholder approval of the reverse stock split. Following shareholder approval, we will file an amendment to our articles of incorporation with the Secretary of State of the State of Georgia and thereby effect the reverse stock split. Promptly thereafter, we will file a Form 15 with the SEC certifying that we have fewer than 300 shareholders of record, thereby terminating our reporting obligations under the Exchange Act. Furthermore, we will send a letter of transmittal to all record holders of Company common stock as of the effective date of the amendment. The amendment and the reverse stock split, if approved, will be effective upon filing with the Secretary of State.

On the effective date of the reverse stock split, each certificate representing a share of our common stock outstanding immediately prior to the reverse stock split will be deemed, for all corporate purposes and without any further action by any person, to evidence ownership of the reduced number of shares of common stock or the right to receive cash for fractional shares. Each shareholder who owns fewer than 500 shares of record immediately prior to the reverse stock split will not have any rights with respect to the common stock and will have only the right to receive cash in lieu of the fractional shares to which he or she would otherwise be entitled. All fractional shares issued to shareholders who hold more than 500 shares of common stock immediately prior to the effective time of the reverse stock split will have all rights, including the right to vote, with respect to such fractional share as are applicable to whole shares, except that such rights will be proportioned based on the fraction held. For example, a shareholder holding 1.5 shares following the effective time of the reverse stock split will be entitled to 1.5 votes in all matters submitted to the common shareholders for approval.

Vote Required

The approval of the reverse stock split requires the affirmative vote of at least a majority of all of the outstanding shares of common stock. Each share of common stock is entitled to one vote per share. There were 1,112,163 shares of common stock outstanding as of the Record Date. Therefore, at least 556,082 votes must be cast in favor of the amendment to our articles of incorporation to effect the reverse stock split.

Exchange of Stock Certificates

A letter of transmittal will provide the means by which shareholders will surrender their stock certificates and obtain certificates evidencing the shares of our common stock and/or cash to which they are entitled after the reverse stock split. If certificates evidencing common stock have been lost or destroyed, we may, in our full discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to us in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder must submit, in addition to other documents, a bond or other security satisfactory to the board indemnifying us and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact us. Additional instructions regarding lost or destroyed stock certificates will be included in the letter of transmittal that will be sent to shareholders after the reverse stock split becomes effective. Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their certificates or in connection with the payment of cash in lieu of fractional shares. We will bear these costs. The letter of transmittal will be sent to shareholders promptly after the effective date of the reverse stock split. Do not send in your stock certificate(s) until you have received the letter of transmittal.

Regulatory Approvals

The reverse stock split is not subject to any regulatory approvals.

Market for Our Common Stock

There currently is no established public trading market for our common stock. To date, we have not had any stock splits or paid any dividends. Since the completion of our initial public offering in April 2003, we are aware of only one trade that has occurred in our common stock. That trade, which was privately negotiated between the parties, occurred in April 2004 at a price of $12.00 per share.

Financial Effects of the Reverse Stock Split

We estimate that approximately $345,000 will be required to pay for the fractional shares of our common stock exchanged for cash in the reverse stock split. Additionally, we estimate that professional fees and other expenses related to this transaction will total approximately $55,000 for the following:

SEC filing fees	$50
Legal and accounting fees	45,000
Valuation opinion fees	5,000
Other	4,950

Total	$55,000

We do not expect that the payment to shareholders receiving cash in the reverse stock split or the payment of expenses will have a material adverse effect on our capital, liquidity, operations or cash flow. However, there will be less capital available to us. You should read the discussion under “–Sources of Funds and Expenses” for a description of the sources of funds for the reverse stock split.

As discussed above in “–Purposes of and Reasons for the Reverse Stock Split,” we anticipate saving approximately $100,000 in annual future direct costs and an indeterminable amount in indirect savings resulting from the reduction in the time that must be devoted to preparing SEC reports and filings.

Effects of the Reverse Stock Split on Our Shareholders

Shareholders holding less than 500 shares as of the Record Date will cease to be shareholders and instead will receive $13.20 per share for their common stock. All shareholders, both unaffiliated and affiliated, holding 500 or more shares of our common stock will remain shareholders. As a group, unaffiliated shareholders after the reverse split will own a larger percentage of our common stock than previously. While we intend to communicate with our shareholders at least annually following the split, information presently publicly available to shareholders will not be as readily available and shareholders may not receive the same scope of disclosure concerning the Company as they have received as shareholders of an SEC reporting company.

Effects of the Reverse Stock Split on Directors and Officers

Our executive officers and directors will participate in the reverse stock split to the same extent as unaffiliated shareholders and it is anticipated that the directors and executive officers will continue in their current positions. However, all of our directors and executive officers currently own sufficient shares of stock (at least 500 shares each) so that they will all continue to be shareholders after the effectiveness of the reverse stock split. As with all other remaining unaffiliated shareholders, the percentage ownership by directors and executive officers of the total outstanding shares after the reverse stock split will change. The following table illustrates the effect on our directors and executive officers.

Shares Beneficially Owned
Directors and Executive Officers	Before Reverse Split	After Reverse Split
Carl E. Carr, Jr.	68,103 (6.03%)	136.206 (6.18%)
James E. Daniell	26,667 (2.38%)	53.334 (2.44%)
Jack F. Gamel	40,000 (3.56%)	80 (3.65%)
Kenneth M. Guy	700 (.06%)	1.4 (.06%)
William E. Harrison, Jr.	1,050 (.09%)	2.1 (.10%)
Larry W. Jackson	183,333 (16.00%)	366.666 (16.38%)
Richard W. Kinsey	40,000 (3.56%)	80 (3.65%)
William C. Lumpkin, Jr.	87,066 (7.69%)	174.132 (7.87%)
J. David McDade	30,000 (2.68%)	60 (2.74%)
Phil D. Miller	13,333 (1.20%)	26.666 (1.22%)
Paul T. Price, Jr.	500 (.04%)	1 (.05%)
Tom D. Richey	6,667 (.60%)	13.334 (.61%)
Jimmy R. Smith	73,333 (6.49%)	146.666 (6.64%)
Joel R. Tidwell	26,667 (2.38%)	53.334 (2.44%)
Frank C. Winn	21,333 (1.11%)	42.666 (1.95%)

The exercise price of each outstanding employee and director stock option and the stock purchase warrants issued to our organizers will automatically increase by a factor of 500, and the number of underlying shares will decrease by a factor of 500. When existing options and warrants are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but we will not issue fractional shares upon exercise of an option or warrant if the holder does not own at least one whole share after the exercise of such option or warrant. Instead, we will pay such holders thereof cash for any fractional shares in an amount equal to the difference between the exercise price of the option or warrant, as the case may be, and the fair market value per share of the common stock as of the date of exercise as determined by the board of directors, multiplied by the fraction of a share represented by the option or warrant. Because any shares issued upon the exercise of options or warrants will not be registered under the Securities Act, holders will be required to acquire such shares for investment purposes.

After the reverse stock split, as the result of the termination of our reporting requirements, our affiliates may be deprived of the ability to publicly sell their shares of common stock under Rule 144 under the Securities Act. The directors and officers, however, will continue to be subject to the fiduciary and other obligations of Georgia law.

Fairness Determination of the Board of Directors

The board of directors has unanimously determined that the reverse stock split and the related transactions are both substantively and procedurally fair to, and in the best interests of, the Company and our shareholders, including our unaffiliated shareholders, and unanimously recommends a vote “FOR” the proposal to approve the amendment to our articles of incorporation to effect the reverse stock split.

Fairness of the Reverse Stock Split

In reaching the recommendation described above, the board considered the following factors:

Factors Relating to Shareholders Being Cashed Out

•	As discussed in more detail below, the per share value being paid to the holders of less than 500 shares represents the fair market value of a share of our common stock as determined by TSJ&A, our financial advisor, and a premium of $3.20 per share over the public offering price of $10.00 per share in our initial public offering completed in April 2003.

Factors Relating to Remaining Shareholders

•	the anticipated reductions in operating expenses of the Company associated with compliance with the reporting requirements of the federal securities laws; and

•	with the exception of reduced availability of Company information, the rights of shareholders who hold more than 500 shares will remain essentially unchanged.

In addition, the board recognized that as a result of the reverse stock split, shareholders holding less than 500 shares will cease to be shareholders of the Company and thus cease to participate in the future growth of the Company, if any, or benefit from increases, if any, in the value of the Company. Nevertheless, the board concluded that maintaining the status quo as an SEC reporting company did not serve the best interests of all shareholders for the reasons discussed above in “Alternatives Considered–Maintaining the Status Quo.”

We believe that, in many going private transactions, the consideration to be offered in the transaction is established by the party proposing the transaction. In such cases, the financial advisor retained to render a fairness opinion would simply pass upon the fairness, from a financial point of view, of the predetermined consideration. The fair market value of the Company’s common stock was determined, not by the board of directors, but by the Company’s independent financial advisor, TSJ&A. Once the fair market value was established by TSJ&A, the board determined to set the per share consideration in the reverse stock split at a price equal to the fair market value price per share determined by TSJ&A to help ensure that the Company’s shareholders being cashed out, all of which are unaffiliated shareholders, received full value for their shares of common stock.

The board of directors, based in part on the determination of TSJ&A that the fair market per share value of our common stock is $13.20 per share, has determined that the consideration to be received in the reverse stock split, including the $13.20 cash per pre-split share to shareholders owning less than 500 shares immediately prior to the effective time of the reverse stock split, is fair both to the shareholders being cashed out and the remaining shareholders.

Substantive Fairness

In view of the variety of factors considered in connection with their evaluation of the reverse stock split, the board did not quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations, but rather considered the results of their analysis as a whole.

Historical Market Prices for the Common Stock. There is no established public trading market for our common stock. Since the completion of our initial public offering in April 2003, we are aware of only one trade that has occurred in our common stock. That trade, which occurred in April 2004, was at a price of $12.00 per share. To date we have not repurchased any shares and have not paid any dividends on the common stock.

Book Value. As of September 30, 2004, the book value per share of our common stock was $9.47. The per share cash price of 13.20 per share, on a pre-split basis, reflected a multiple of 1.39 times the Company’s September 30, 2004 book value.

Going Concern Value. Given that we have only been in operation since March of 2003 and have not yet reached cumulative profitability, the board of directors did not consider the valuation of our common stock as a going concern to be useful in determining the substantive fairness of the reverse stock split. In addition, because we could not be acquired by a third party, under Georgia law, until March 2006, the board did not consider the amount per share that may be realized in a sale of 100% of our outstanding common stock.

Earnings. Given that we are not cumulatively profitable and had net operating losses per share of $0.59 and $0.33 for the fiscal years ended December 31, 2003 and 2002, the board of directors did not believe that comparing the consideration to be paid for fraction shares to shareholders being cashed out as a multiple of the Company’s historical earnings was useful in determining the substantive fairness of the reverse stock split.

Opportunity to Liquidate Shares. The board considered the opportunity the reverse stock split presents for shareholders owning fewer than 500 shares to liquidate their holdings without incurring any brokerage costs, particularly given the illiquid market for our common stock. The board also recognized that the consideration to be paid to shareholders owning fewer than 500 shares prior to the reverse stock split reflects a premium of $3.20 per share over the price paid by shareholders in connection with our initial public offering completed in March 2003.

Liquidation Value. In connection with its deliberations, the board did not consider, and did not ask TSJ&A to evaluate, the Company’s liquidation value. The board did not consider our liquidation value to be relevant given that the consideration to be paid to shareholders being cashed out significantly exceeds the book value per share of our common stock. In addition, the board believes that liquidation is not a feasible alternative for a financial institution because of tax and regulatory concerns. We note, however, that book value per share is a historical accounting number and an evaluation of our liquidation value could produce a higher valuation than book value per share. In addition, we can give no assurance that the liquidation value would not produce a higher valuation that the fair market valuation adopted by the board of directors.

Valuation Opinion of Financial Advisor. The board of directors engaged TSJ&A to provide an opinion as to the fair market value of the Company’s common stock to assist the board in determining the cash price to be paid for fractional shares of our common stock to shareholders owning less than 500 shares prior to the reverse stock split. TSJ&A is a consulting firm that frequently renders valuation opinions of banks and bank holding companies. Prior to engaging TSJ&A, the board considered information from other investment banking firms. The board selected TSJ&A to issue the opinion based on TSJ&A’s reputation, its familiarity with the Company and the banking industry, its fee quote in comparison to the fee quotes of other contacted firms and the advice received from other independent professionals. The board placed no limitations on the scope of TSJ&A’s analysis, nor did it provide any instructions to TSJ&A, other than to provided a brief description of the proposed transaction giving rise to the valuation engagement.

During 2002 and 2003, TSJ&A served as a consultant to the Company in connection with the Company’s regulatory approval process to serve as a bank holding company and the formation of the Company’s subsidiary bank. We paid TSJ&A a fee of $5,000 for its services rendered in connection with the valuation opinion and will reimburse TSJ&A for its reasonable out-of-pocket expenses incurred in connection with such services.

To assist in rendering its opinion, TSJ&A performed two analyses:

Investment Value: An investment value was calculated by discounting future cash flows and assuming a steady growth in earnings, approximately 14%, for ten years and that no future cash dividends were paid by the Company. The final period ending book value under this calculation was then discounted back at 7%, an assumed required investment return, to determine what an investor would be willing to pay today for one share of the Company’s common stock to be held for ten years. The resulting value under the investment value analysis was $14.73 per share.

Assumed Trading Value: In calculating an assumed trading value, TSJ&A reviewed current trading information for the common stock of 45 banks headquartered in the southeastern United States with total assets between $100 million and $300 million with traded securities. TSJ&A calculated the median price to book and price to assets for each of these peer banks. These ratios were then applied to the Company’s financial information and adjusted downward by 20% as a result of the lack of liquidity in the Company’s common stock. The resulting value under this assumed trading value analysis was $12.42 per share.

In reaching its conclusion on the fair market value of the Company’s common stock, TSJ&A double-weighted the assumed trading value because it reflected the current market for similar securities whereas the investment value represents future cash flow opportunities and not current market conditions. As a result, TSJ&A is of the opinion that the fair market value of the Company’s common stock as of October 1, 2004 centered on $13.20 per share. The board of directors has adopted TSJ&A’s conclusions and analysis as to the fair market value of our common stock as its own.

To assist TSJ&A in conducting its valuation, management provided TSJ&A projections of net income and growth for the fiscal years ended December 31, 2004 – 2006. The following material assumptions were utilized by management in preparing the projections:

•	earnings projections were based solely on projected income of First Commerce Community Bank, the Company’s sole subsidiary;

•	no dividends will be paid by First Commerce Community Bank to the Company in order to fund the bank’s growth;

•	continuing high loan demand during the period to support overall asset growth of 27% in 2005 and 20.7% in 2006. This assumption recognizes that the bank is loan driven and a reduction in loan growth would significantly affect profitability;

•	a stable interest rate environment was used to predict income with a gradual increase of 7.9% in the bank’s net interest margin;

•	acquisition of the land and construction and occupancy of the Company’s main office by September 2005;

•	an increase in the percentage of loan loss provision to total loans from 1.10% to 1.25% is anticipated during 2005 and maintained at that percentage thereafter; and

•	a provision for income taxes beginning in early 2005 as a result of the anticipation of the Company becoming cumulatively profitable.

TSJ&A’s opinion is attached as Annex B and is incorporated herein by reference. Shareholders of the Company are encouraged to read this opinion in its entirety. The full text of the written opinion of TSJ&A should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion of TSJ&A is directed to the board of directors, and does not constitute a recommendation as to how to vote with respect to any matter relating to the proposed transaction. Furthermore, TSJ&A does not address the relative merits of the proposed transaction and any other transactions or business strategies discussed by the board of directors as alternatives to the transaction or the underlying business decision of the board of directors to proceed with or effect the transaction.

In addition to its opinion, TSJ&A also provided the board of directors with a written summary of its valuation opinion and procedures, which summary has been filed as an exhibit to the Company’s Schedule 13E-3 filed with the SEC. We will mail a copy of the summary to any interested shareholder or his, her or its representative upon written request and at the expense of the requesting shareholder.

Procedural Fairness

The board of directors also believes that the reverse stock split is procedurally fair to the Company’s shareholders because it is being effected in accordance with all the requirements of Georgia law which requires, among other things, that the amendment to the Company’s articles of incorporation to effect the reverse stock split be approved by at least a majority of all of the outstanding shares of common stock and shareholders being cashed out will have dissenters’ rights.

No independent committee of the board of directors has reviewed or approved the fairness of the reverse stock split. In addition, no unaffiliated representatives acting solely on behalf of the shareholders being cashed out for the purpose of negotiating the terms of the reverse stock split or preparing a report concerning the fairness of the reverse stock split was retained by the Company or by a majority of the directors who are not employees of the Company. However, the Company did retain TSJ&A as an independent financial advisor to determine the fair market value of the common stock as of October 1, 2004. In spite of the absence of an independent committee or the engagement of a representative for the shareholders being cashed out, the board believes that the reverse stock split is fair to both shareholders being cashed out and all remaining shareholders, including all unaffiliated shareholders.

Federal Income Tax Consequences of the Reverse Stock Split

The following are the material federal income tax consequences of the reverse stock split to us and our shareholders. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions in effect as of the date of this proxy statement, all of which may change, possibly with retroactive effect. Any such change could alter the tax consequences described below. The conclusions in the following summary are not binding on the Internal Revenue Service and no ruling has been or will be obtained from the Internal Revenue Service.

The discussion does not address all U.S. federal income tax considerations that may be relevant to certain of our shareholders in light of their particular circumstances. The discussion assumes that our shareholders hold their shares of our common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the reverse stock split. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to mark-to-market;

•	persons that hold our common stock as part of a hedge, straddle or conversion transaction;

•	persons who are considered foreign persons for U.S. federal income tax purposes; and

•	persons who do not hold their shares of our common stock as a capital asset.

In addition, the summary does not address U.S. federal income tax considerations applicable to persons who hold non-qualified options or warrants with respect to our stock. Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences of the reverse stock split, including applicable federal, foreign, state and local tax consequences to you of the reverse stock split in light of your own particular circumstances.

The Company

It is intended that the reverse stock split constitute a “recapitalization” and hence a reorganization within the meaning of Section 368(a)(1)(E) of the Code, and the remainder of the discussion regarding federal income tax consequences assumes that the reverse stock split so qualifies. However, we have neither requested nor received a tax opinion from legal counsel, and no rulings have been or will be requested from the Internal Revenue Service with respect to the stock split.

We will not recognize taxable income, gain or loss in connection with the reverse stock split.

Shareholders Who Receive Shares of New Common Stock

A shareholder who receives only shares of new common stock in the transaction (i.e., a shareholder who owns a number of shares of old common stock equal to or greater than 500) will not recognize gain or loss, or dividend income, as a result of the reverse stock split and the basis and holding period of such shareholder in shares of old common stock will carry over as the basis and holding period of such shareholder’s shares of new common stock. This will be the case whether such shareholder receives full or fractional shares of new common stock.

Shareholders Who Receive Cash

Except as described in “Certain Shares Acquired by Exercise of Incentive Stock Options” below, the receipt by a shareholder of cash in lieu of fractional shares of new common stock pursuant to the reverse stock split will be treated as a redemption of stock and will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on a shareholder’s situation, will be taxed as either:

•	a sale or exchange of the redeemed shares, in which case the shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder’s tax basis for the redeemed shares; or

•	a cash distribution which is treated: (i) first, as a taxable dividend to the extent we have either accumulated earnings and profits as computed for U.S. federal income tax purposes through the date of the reverse stock split or current earnings and profits for the tax year in which the reverse stock split occurs; (ii) then as a tax-free return of capital to the extent of the shareholder’s tax basis in the redeemed shares, and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) is generally entitled to exclude a portion of a dividend from its taxable income. In the case of certain non-corporate shareholders, dividends are taxable at capital gain tax rates for U.S. federal income tax purposes. Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss and will be long-term if, at the time of the reverse stock split, the shareholder has held the shares of common stock for more than one year.

Under Section 302 of the Code, a shareholder who receives only cash in the reverse stock split (i.e., owns fewer than 500 shares of old common stock) and does not constructively own any shares of new common stock after the reverse stock split, will have his interest in the Company completely terminated by the reverse stock split and will therefore receive sale or exchange treatment on his old common stock. That is, such a shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder’s tax basis for his old common shares. In general, a shareholder is treated as constructively owning shares that are owned by family members, owned by certain types of entities that he in turn owns, or subject to an option that he owns. In addition, in some cases stock that is attributed to one person under the constructive ownership rules can be re-attributed to another person.

A shareholder who receives cash in the reverse stock split and immediately after the reverse stock split actually or constructively owns shares of new common stock, must compare (X) his percentage ownership immediately before the reverse stock split (i.e., the number of old common shares actually or constructively owned by him immediately before the reverse stock split divided by the number of shares of old common stock outstanding immediately before the reverse stock split) with (Y) his percentage ownership immediately after the reverse stock split (i.e., the number of new common shares actually or constructively owned by him immediately after the reverse stock split divided by the number of shares of new common stock outstanding immediately after the reverse stock split). This comparison will allow a shareholder to determine whether or not the receipt of cash is “substantially disproportionate” or “not essentially equivalent to a dividend” (as those terms are defined in Section 302 of the Code) with respect to such shareholder and thus treated as a sale or exchange under Section 302 of the Code.

You should consult your own tax advisor as to the application of those rules (including the attribution rules) to your particular circumstances.

Certain Shares Acquired by Exercise of Incentive Stock Options

If a shareholder receives cash in lieu of fractional shares with respect to shares of old common stock which the shareholder acquired by exercising an “incentive stock option” within the meaning of Section 422(b) of the Code (such options are commonly referred to as “qualified options”) and either (i) as of the effective date of the reverse stock split, the shareholder has held such shares for less than one year, or (ii) the incentive stock option pursuant to which the shareholder acquired the shares was granted less than two years before the effective date of the reverse stock split, then a portion of the cash received by the shareholder in lieu of fractional shares will be compensation income, subject to income tax withholding and employment taxes. Generally, the amount treated as compensation income will be equal to the excess of (A) the fair market value at the time the option was exercised of the shares of old common stock surrendered for the cash in lieu of fractional shares over (B) the exercise price for such shares of old common stock; however, if the cash received in lieu of the fractional shares is less than the fair market value at the time the option was exercised of the shares of old common stock surrendered for the cash in lieu of fractional shares, the amount treated as compensation income will be limited to the excess of (X) the cash received in lieu of the fractional shares over (Y) the shareholder’s tax basis for the shares of old common stock surrendered for the cash in lieu of fractional shares (generally, the amount paid for the shares). The tax treatment of the balance of the cash received in lieu of fractional shares will be determined under the principles described in “Shareholders Who Receive Cash” above.

Tax Withholding

Non-corporate shareholders of the Company may be subject to backup withholding at a rate of 28% on cash payments received in the reverse stock split. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

As stated above, the preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the reverse stock split. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the reverse stock split, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Financial Information

Reference is made to our audited financial statements for the fiscal year ended December 31, 2003 and the period from March 26, 2002 (the date of our inception) to December 31, 2002 contained in our annual report on Form 10-KSB for the fiscal year ended December 31, 2003, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) relating thereto and our unaudited financial statements for the quarter ended September 30, 2004 (the “Quarterly Financial Statements”). We have included both our audited financial statements and the MD&A from our annual report on Form 10-KSB as Annex D and the Quarterly Financial Statements as Annex E to this proxy statement and shareholders are urged to read this information. Such financial statements and MD&A are incorporated herein by reference.

Pro Forma Financial Information

The following pro forma balance sheet and statement of operations are based upon our financial statements as of September 30, 2004, adjusted to give effect to the estimated cash payment for fractional shares resulting from the reverse stock split. The pro forma balance sheet is based upon the assumption that an aggregate of 26,110 pre-split shares will result in fractional shares and will be purchased by us for $344,652 and $55,000 in fees and expenses will be incurred in connection with the reverse stock split.

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

AND SUBSIDIARY

PRO FORMA CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2004

(Unaudited)

	As Reported September 30, 2004	Pro forma Adjustments	Pro forma September 30, 2004
Assets

Cash and due from banks	$1,067,254	$(399,652)	$667,602
Federal funds sold	4,057,000	—	4,057,000
Securities available-for-sale, at fair value	10,115,740	—	10,115,740

Loans	76,549,232	—	76,549,232
Less allowance for loan losses	830,000	—	830,000

Loans, net	75,719,232	—	75,719,232

Premises and equipment	1,286,814	—	1,286,814
Other assets	2,510,654	—	2,510,654

Total assets	$94,756,694	(399,652)	$94,357,042

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$6,106,587	$—	$6,106,587
Interest-bearing	77,951,587	—	77,951,587

Total deposits	84,058,174	—	84,058,174
Other liabilities	161,596	—	161,596

Total liabilities	84,219,770	—	84,219,770

Commitments and contingencies

Stockholders’ equity
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $1 par value; 100,000,000 shares Authorized (1)	1,112,163	(1,109,991)	2,172
Capital surplus	9,962,224	765,339	10,727,563
Accumulated deficit	(500,193)	(55,000)	(555,193)
Accumulated other comprehensive loss	(37,270)	—	(37,270)

Total stockholders’ equity (2)	10,536,924	(399,652)	10,137,272

Total liabilities and stockholders’ equity	$94,756,694	$(399,652)	$94,357,042

Notes to Pro Forma Consolidated Balance Sheet.

(1)	Outstanding number of shares prior to the transaction was equal to 1,112,163. The Company effected the reverse stock split in the form of a reverse stock dividend of 1 share for each 500 shares owned.
(2)	The effect of the reverse split transaction on total stockholders’ equity is equal to the repurchase of fractional shares and the expenses related to the reverse stock split transaction or $399,652.

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

AND SUBSIDIARY

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2004

(Unaudited)

	As Reported September 30, 2004	Pro forma Adjustments	Pro forma September 30, 2004
Interest income
Loans	$2,914,381	$—	$2,914,381
Taxable securities	159,201	—	159,201
Federal funds sold	38,591	—	38,591

Total interest income	3,112,173	—	3,112,173

Interest expense
Deposits	981,241	—	981,241
Other borrowings	29	—	29

Total Interest expense	981,270	—	981,270

Net interest income	2,130,903	—	2,130,903
Provisions for loan losses	355,000	—	355,000

Net interest income after provision for loan losses	1,775,903	—	1,775,903

Other income
Service charges on deposit accounts	34,023	—	34,023
Other operating income	37,137	—	37,137

Total other income	71,160	—	71,160

Other expenses
Salaries and other employee benefits	760,582	—	760,582
Occupancy and equipment expenses	148,112	—	148,112
Professional fees	107,573	—	107,573
Other operating expenses	311,169	55,000	366,169

Total other expenses	1,327,439	55,000	1,382,436

Income (loss) before income taxes	519,627	(55,000)	464,627
Income tax expense	—	—	—

Net income (loss)	$519,627	$(55,000)	$464,627

Basic earnings (losses) per share (1)	$0.47	$(0.05)	$0.42

Diluted earnings (losses) per share (1)	$0.43	$(0.05)	$0.38

Cash dividends per share	$—	$—	$—

Notes to Consolidated Pro Forma Statement of Operations.

(1)	Pro forma effects on earnings (losses) per share is based upon the pre-split number of shares repurchased through the reverse stock split.

Ratio of Earnings to Fixed Charges

Our consolidated ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The following table shows our consolidated ratio of earnings to fixed charges for the nine months ended September 30, 2004 and 2003, respectively, and for the fiscal years ended December 31, 2003 and 2002.

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002
Ratio of earnings to fixed charges(1)	1.5x	—	—	—

(1)	The deficiency of the earnings to fixed charges was $655,696 and $364,124 for the years ended December 31, 2003 and 2002, respectively, and 644,536 for the nine months ended September 30, 2003.

Source of Funds and Expenses

We estimate that a total of approximately $345,000 will be required to pay for the fractional shares of Company common stock exchanged for cash in the reverse stock split, and approximately $55,000 of expenses will be incurred in connection with the reverse stock split, for a total of approximately $400,000. Cash and cash equivalents on hand will serve as the source for all of the costs and expenses of the going private transaction, including the amounts required to be paid in lieu of the issuance of fractional shares resulting from the reverse stock split.

Recommendation of the Board of Directors

The board of directors, including our independent directors, has unanimously approved the reverse stock split proposal. All of our directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the proposed amendment to the Company’s articles of incorporation in order to effect the reverse stock split. Our directors and executive officers beneficially owned approximately 49.13% of the shares outstanding as of the Record Date.

The board of directors unanimously recommends that the shareholders vote “FOR” approval and adoption of the proposed amendment to our articles of incorporation that will affect the reverse stock split.

Dissenters’ Rights

We are a corporation organized under the laws of the State of Georgia, and our principal place of business and executive offices are in the State of Georgia. Georgia law confers rights upon shareholders of corporations organized under Georgia law to, in certain circumstances, demand payment for the fair value of all of their shares, and it establishes procedures for the exercise of those rights. These shareholder rights are referred to as “dissenters’ rights.”

In general, if the reverse stock split is completed, under Article 13 of the Georgia Business Corporation Code, a shareholder holding less than 500 shares who dissents from the reverse stock split, and who otherwise complies with the provisions of Article 13, is entitled to demand and receive payment in cash of an amount equal to the fair value of all of such holder’s shares of our common stock. Shareholders who hold more than 500 shares before the effectiveness of the reverse stock split, and will thus remain shareholders in the Company after the reverse stock split, are not entitled to dissenters’ rights.

For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights under the Georgia Business Corporation Code, Georgia law provides that the fair value of a dissenting shareholder’s common stock equals the value of the shares immediately before the effective date of the reverse stock split, excluding any appreciation or depreciation in anticipation of the reverse stock split.

A dissenting shareholder must exercise his or her dissenters’ rights with respect to all of the shares he or she owns of record, other than those shares registered in the dissenting shareholder’s name but beneficially owned by another person. If a dissenting shareholder has shares registered in his or her name that are beneficially owned by another person, the dissenting shareholder may assert dissenters’ rights for less than all of the shares registered in his or her name, but only if he or she notifies the Company in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights.

A shareholder who chooses to dissent from the reverse stock split and to receive payment of the fair value of his or her shares of common stock in accordance with the requirements of the Georgia Business Corporation Code must:

•	deliver to us, prior to the time the shareholder vote on the reverse stock split is taken, a written notice of his or her intent to demand payment for his or her shares registered in his or her name if the reverse stock split is completed; and

•	not vote the shares registered in his or her name in favor of the reverse stock split.

Any filing of a written notice of intent to dissent with respect to the reverse stock split should be sent to: Tom D. Richey, Secretary, First Commerce Community Bankshares, Inc., 9464 Highway 5, Douglasville, Georgia 30135. A vote against the reverse stock split alone will not satisfy the requirements for compliance with Article 13 of the Georgia Business Corporation Code. A shareholder who wishes to dissent from the reverse stock split must, as an initial matter, separately comply with all of applicable conditions listed above.

Within ten days after the vote of shareholders is taken at the annual meeting, we will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the reverse stock split at the annual meeting, a dissenters’ notice that:

•	states where the dissenting shareholder is to send his, her, or its payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited;

•	informs holders of uncertificated shares of common stock as to what extent transfer of the shares will be restricted after the payment demand is received;

•	sets a date by which we must receive the dissenting shareholder’s payment demand; and

•	is accompanied by a copy of Article 13 of the Georgia Business Corporation Code.

Following receipt of our dissenters’ notice, each dissenting shareholder must deposit his or her stock certificates and demand payment from us in accordance with the terms of the dissenters’ notice. A dissenting shareholder who does not deposit his or her stock certificates and demand payment from First Commerce Community Bankshares by the date set forth in the dissenters’ notice will forfeit his, her or its right to payment under Article 13 of the Georgia Business Corporation Code.

Within ten days after the later of the date that the vote of shareholders is taken at the annual meeting, or the date on which we receive a payment demand, we will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that we estimate to be the fair value of his or her shares, plus accrued interest. The offer of payment will be accompanied by:

•	our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how any interest was calculated;

•	a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the Georgia Business Corporation Code; and

•	a copy of Article 13 of the Georgia Business Corporation Code.

If the dissenting shareholder chooses to accept our offer of payment, he, she or it must do so by written notice to us within 30 days after receipt of the offer of payment. A dissenting shareholder will be deemed to have accepted the offer of payment if such shareholder does not respond to that offer within the 30-day period. We must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the reverse stock split, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his, her, or its shares of our common stock.

If within 30 days after we offer payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his, her, or its shares and interest due thereon and demands payment of his, her, or its own estimate of the fair value of the shares and interest due thereon, then we, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the Superior Court in Douglas County, Georgia, requesting that the fair value of those shares be determined. We must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If we do not commence the proceeding within that 60-day period, we will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

We urge you to read all of the dissenters’ rights provisions of the Georgia Business Corporation Code, which are reproduced in full in Appendix C to this proxy statement and which are incorporated by reference into this proxy statement.

PROPOSAL TWO:

ELECTION OF DIRECTORS

The board of directors has nominated five persons for election as Class II directors at the annual meeting to hold office until the 2007 annual meeting of shareholders. Each person nominated shall hold office until the term of the class of directors for which he has been elected expires and until his successor is duly elected and qualified, or until his earlier death, resignation, incapacity to serve, or removal. If for any reason any nominee should become unable or unwilling to accept nomination or election, persons voting the proxies will vote for the election of another nominee designated by the board of directors. Management has no reason to believe that any nominee will not serve, if elected.

The members of our board of directors are elected by the shareholders. The directorships of the Company are divided into three classes, with the members of each class generally serving three year terms. Our board of directors presently consists of 14 members.

Nominations for Election and Information Regarding Directors

Set forth below is information about each nominee for election to a term as a director expiring at the 2007 annual meeting of shareholders and the incumbent directors whose terms of office expire at the annual meeting of shareholders in 2005 and 2006.

The Board of Directors recommends a vote “FOR” the proposal to elect as directors the nominees named below.

Nominations for Election to Term Expiring at the 2007 Annual Meeting (Class II Directors)

Richard W. Kinsey, MD, age 54, has served as a director of First Commerce Community Bankshares since July 23, 2002 and also serves as a director of First Commerce Community Bank. Since 1983, Dr. Kinsey has been a partner in West Atlanta Oral & Maxillofacial Surgery, an oral surgery practice based in Douglasville, Georgia. Dr. Kinsey has dental licenses from the Georgia Board of Dentistry and the Alabama Board of Dentistry.

William C. Lumpkin, Jr., age 53, has served as a director of First Commerce Community Bankshares since July 23, 2002 and also serves as a director of First Commerce Community Bank. Mr. Lumpkin also serves as president and chief executive officer of First Commerce Community Bankshares and First Commerce Community Bank. From 1991 until March 2002, Mr. Lumpkin served as Senior Vice President and Senior Credit Officer of Citizens & Merchants Bank in Douglasville. From 2000 until March 2002, Mr. Lumpkin also served as a director of Citizens & Merchants Bank. Mr. Lumpkin also served as interim president of Citizens & Merchants Bank from May 2000 through August 2000, and served as senior credit officer of the loan committee for approximately ten years. From 1976 through 1991, Mr. Lumpkin held various positions with SunTrust Bank of Douglas County, including branch manager, commercial and consumer lender. Mr. Lumpkin is a member of the Douglas County Development Authority, and has previously served as chairman of the Personnel Review Board of the City of Douglasville, treasurer and board member and vice president of economic development of the Douglas County Chamber of Commerce and president, treasurer and board member of the Douglas County Kiwanis Club.

J. David McDade, age 48, has served as a director of First Commerce Community Bankshares since July 23, 2002 and also serves as a director of First Commerce Community Bank. Mr. McDade has been a prosecutor in Douglas County for the last 20 years, and presently serves as District Attorney for Douglas County. Mr. McDade has been a member of the Prosecuting Attorneys’ Council of Georgia, the Legislative Prosecuting Attorneys’ Council, Training Committee Prosecuting Attorneys’ Council, Child Abuse Protocol Committee, Child Fatality Review Committee chairman, and Law Enforcement Advisory Panel for Georgia’s Seventh Congressional District.

Phil D. Miller, age 52, has served as a director of First Commerce Community Bankshares since July 23, 2002 and also serves as a director of First Commerce Community Bank. Mr. Miller currently serves as the Sheriff of Douglas County. Mr. Miller has worked in law enforcement in Douglas County for the last 29 years. Mr. Miller is the member of the Douglas County Chamber of Commerce, the Chapel Hill Golden K Kiwanis Club, Fairplay Middle School Advisor Council, FBI National Academy Associates and the Georgia State Intelligence Network. Mr. Miller is a member of the Georgia and National Sheriff’s Association and serves on the legislative committee for the Georgia Sheriff’s Association. From 2001 to March 2002, Mr. Miller was an advisory board member for United Community Bank West Georgia’s branch office in Douglasville.

Paul T. Price, Jr., age 80, has served as a director of First Commerce Community Bankshares since May 20, 2003. Mr. Price, now retired, was part owner of Price Brother’s Well Drilling Company and served as a founder and director of Citizens & Merchants State Bank in Douglasville, Ga. from 1986 to 2001. Mr. Price is a long-time resident of Douglas County.

Incumbent Directors with Terms Expiring at the 2005 Annual Meeting (Class III Directors)

Tom D. Richey, age 57, has served as a director of First Commerce Community Bankshares since July 23, 2002 and also serves as a director of First Commerce Community Bank. Mr. Richey also serves as chief financial officer of First Commerce Community Bankshares and First Commerce Community Bank. Mr. Richey began his banking career as a systems analyst at the Federal Reserve Bank of Miami from 1971 through 1975. From 1975 through 1988, Mr. Richey served in a number of positions with SunTrust Bank in Douglasville, including senior vice president and cashier. From 1988 through 2001, Mr. Richey served in a number of positions with Citizens & Merchants State Bank in Douglasville, including senior vice president and chief financial officer. From January 14, 2002 through June 14, 2002, Mr. Richey served as senior vice president and chief financial officer of Georgian Bank. Mr. Richey has previously served as president and has been a member of the Douglas County Rotary Club for 22 years.

Jimmy R. Smith, age 58, has served as a director of First Commerce Community Bankshares since July 23, 2002 and also serves as a director of First Commerce Community Bank. Since 1989, Mr. Smith has been the owner and president of Best Bonding, Inc., a bail bond business located in Douglasville, Georgia.

Joel R. Tidwell, DDS, age 49, has served as a director of First Commerce Community Bankshares since July 23, 2002 and also serves as a director of First Commerce Community Bank. Since 1981, Dr. Tidwell has owned and operated Joel R. Tidwell DDS, PC, a dental practice based in Douglasville, Georgia. Dr. Tidwell also owns a part of Tidwell Farm, Inc., a family business of real estate holdings throughout Georgia.

Frank C. Winn, age 51, has served as a director of First Commerce Community Bankshares since July 23, 2002 and also serves as a director of First Commerce Community Bank. Since 1991, Mr. Winn has operated a law practice in Douglasville, Georgia. Mr. Winn has previously served as District Attorney for Douglas County.

Incumbent Directors with Terms Expiring at the 2006 Annual Meeting (Class I Directors)

Carl E. Carr, Jr., age 68, has served as a director of First Commerce Community Bankshares since July 23, 2002 and also serves as a director of First Commerce Community Bank. Mr. Carr is the founder and president of Carr Construction Company, Inc., a grading and pipeline construction company based in Douglasville, Georgia. Mr. Carr has operated Carr Construction Company since 1983.

James E. Daniell, age 73, has served as a director of First Commerce Community Bankshares since July 23, 2002 and also serves as a director of First Commerce Community Bank. Mr. Daniell also serves as Chairman of the Board of Directors. Since 1970, Mr. Daniell has owned and operated Daniell Nursery, Inc., a wholesale nursery business located in Douglasville, Georgia. From 1988 to 2001, Mr. Daniell served as a director of Citizens & Merchants State Bank in Douglasville, Georgia.

Jack F. Gamel, age 56, has served as a director of First Commerce Community Bankshares since July 23, 2002 and also serves as a director of First Commerce Community Bank. Mr. Gamel is the founder, owner and president of Jack Gamel CPA, P.C., a public accounting practice based in Douglasville, Georgia. Mr. Gamel has operated his accounting practice in Douglasville since 1974. Mr. Gamel is a member of the Douglas County Chamber of Commerce and is serving as chairman of the Douglas County Development Authority. Mr. Gamel is a charter member and past president of the Douglas County Rotary Club and also served as past president of the Douglas County Jaycees, treasurer of the United States Jaycees Foundation and Vice Chairman of the United States Jaycees Trust. Mr. Gamel also is a member of the Georgia Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Kenneth M. Guy, age 57, has served as a director of First Commerce Community Bankshares since February 17, 2004. Mr. Guy, now retired, has been involved in banking since joining the Department of Banking and Finance for the State of Georgia in 1971. He left his position as Senior Bank Examiner in 1977 to join Citizens Bank in Douglasville, Ga. which was later purchased by SunTrust Bank. Mr. Guy worked from 1996 to 1999 with Douglas Federal Bank as a commercial lender, later returning to SunTrust Bank before retiring in 2000. Mr. Guy has been active in the Douglas County Chamber of Commerce, Douglas County Habitat for Humanity, and the Rotary Club of Douglas County.

Larry W. Jackson, age 57, has served as a director of First Commerce Community Bankshares since July 23, 2002 and also serves as a director of First Commerce Community Bank. Since 1970, Mr. Jackson has served as president of Jackson Paving Company, a paving company based in Douglasville, Georgia.

BOARD OF DIRECTORS AND COMMITTEES

Board and Committee Meetings

During the year ended December 31, 2003, our board of directors met 11 times, including both regularly scheduled and special meetings. During such year, all of the incumbent directors, except for Messrs. Smith and Winn attended at least 75% of all meetings held by the board of directors and all committees on which they serve.

The standing committees of the board of directors are the audit, compliance and CRA committee and the human resources committee. The board of directors does not have a standing director nominating committee. Director selection and review is conducted by the board of directors on an as needed basis. The board will consider written recommendations of shareholders with regards to potential nominees to the board of directors. The board has not adopted a formal policy with regard to the consideration of any director candidates recommended by our shareholders. The board of directors will evaluate director candidates recommended by shareholders in the same manner in which it evaluates candidates recommended from other sources. For those potential new director candidates, the board will conduct appropriate inquiries into their background and qualification and, depending on the results of such inquiries, arrange for in-person meetings with potential candidates.

The directors of the First Commerce Community Bankshares and First Commerce Community Bank are not currently compensated separately for their services as directors and will not be compensated until such time as we become cumulatively profitable. Thereafter, we will adopt compensatory polices for our directors that conform to applicable law.

Audit, Compliance and CRA Committee. Our audit, compliance and CRA committee recommends to the board of directors the independent public accountants to be selected to audit our annual financial statements and approves any special assignments given to the independent public accountants. The committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of our internal accounting staff. Additionally, the committee provides oversight to our compliance staff for adherence with regulatory rules and regulations, including the Community Reinvestment Act. The committee also establishes appropriate levels of directors and officers insurance and blanket bond insurance. During 2003, the audit, compliance and CRA committee met four times. The current members of the committee include Jack F. Gamel, Paul T. Price, Sr., Joel R. Tidwell and Frank C. Winn.

Human Resources Committee. Our human resources committee establishes compensation levels for our officers, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs, including our 2002 Stock Option Plan. In addition, the committee approves the hiring of all executive officers. During 2003, the human resources committee met five times. The current members of the committee include James E. Daniell, Jack F. Gamel, Larry W. Jackson and William C. Lumpkin, Jr.

Shareholder Communications

Our shareholders may send communications to our board members. Any such communications should be sent to First Commerce Community Bankshares, Inc., 9464 Highway 5, Douglasville, Georgia 30135, Attention: Tom D. Richey, Secretary.

Annual Meeting Attendance

We expect that all board members, to the extent feasible, will attend our annual meeting of shareholders. All of the members of our board were able to attend our 2003 annual meeting of shareholders.

Audit Committee Financial Expert

Although none of the Audit, Compliance and CRA Committee members meets the criteria specified under applicable SEC regulations for an “audit committee financial expert,” the board of directors believes that each has the financial knowledge, business experience and independent judgment necessary for service on the audit, compliance and CRA committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families or corporations, partnerships or other organizations in which these organizers, directors and officers have a controlling interest. When transactions between First Commerce Community Bankshares or First Commerce Community Bank and any of our organizers, directors or officers occur, the transaction:

•	will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to us;

•	will be on terms no less favorable than could be obtained from an unrelated third party; and

•	will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

We began our banking operations in a building formerly used by SunTrust Bank as a branch office. After considering several other properties in Douglas County, we purchased this building and the property upon which the building is located for a price of $776,936. We purchased the building and property from BAMA’s LLC, an entity of which Mr. Lumpkin, our president and chief executive officer, holds a 50% ownership interest. The purchase price for the property was based on our directors’ collective knowledge of the Douglasville real estate market as well as an independent appraisal delivered by an independent third party retained by us. Mr. Lumpkin abstained from the vote by our board of directors to approve the purchase of the property. To pay for the property, as well as a portion of the costs of renovating, furnishing and equipping the facility, we obtained a line of credit from Nexity Bank for up to $1,000,000. On February 3, 2003, we repaid the outstanding amount on the line of credit.

REPORT OF AUDIT, COMPLIANCE AND CRA COMMITTEE

The audit, compliance and CRA committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements of the Company for the year ended December 31, 2003. The committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence from the Company and its management. The committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

In reliance on the review and discussions referred to above, the audit, compliance and CRA committee recommended to the board of directors that the audited financial statements for fiscal year ended December 31, 2003 be included in the Company’s Annual Report on Form 10-KSB for filing with the SEC.

Each of the members of the audit, compliance and CRA committee is an “independent” director within the meaning of the listing standards of the Nasdaq National Market. The board of directors has not adopted a written charter for the audit, compliance and CRA committee.

Respectfully Submitted,

The Audit, Compliance and CRA Committee,
as of March 1, 2004

James E. Daniell
Paul T. Price, Sr.
Joel R. Tidwell
Frank C. Winn

The foregoing report of the audit, compliance and CRA committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the SEC under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the report by reference in any such document.

EXECUTIVE OFFICERS

Our executive officers are elected annually and serve at the pleasure of the board of directors. The following sets forth certain information with respect to our executive officers.

William C. Lumpkin, Jr., is president and chief executive officer of First Commerce Bankshares and First Commerce Community Bank. See “Proposal Two: Election of Directors” for further biographical information concerning Mr. Lumpkin.

Tom D. Richey, is chief financial officer of First Commerce Bankshares and First Commerce Community Bank. See “Proposal Two: Election of Directors” for further biographical information concerning Mr. Richey.

William E. Harrison, Jr., age 55, has served as Senior Vice President and Senior Lender of First Commerce Community Bank and First Commerce Community Bankshares since January 20, 2003. From November 2001 through January 2003, Mr. Harrison served as Vice President and Senior Commercial Lender of Citizens & Merchants State Bank in Douglas County. From January 1999 through November 2001, Mr. Harrison served as Vice President - Commercial Lending of Regions Bank in Paulding County. From June 1997 through January 1999, Mr. Harrison served as Vice President - Commercial Lending of West Georgia National Bank, in Villa Rica, Georgia. Mr. Harrison has approximately 33 years of banking experience.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth a summary of compensation paid to or accrued on behalf of Mr. Lumpkin, our president and chief executive officer, for services rendered during 2003 and 2002. No other executive officer had an annual salary and bonus that exceeded $100,000 in 2003.

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year		Salary ($)	Bonus ($)	Other Annual Compensation ($)
William C. Lumpkin, Jr., President and Chief Executive Officer	2003 2002	(1) (3)	168,511 123,750	-0- -0-	19,141 14,910	(2) (4)

(1)	Represents salary from January 1, 2003 through December 31, 2003.
(2)	Includes an auto allowance of $12,600, health and life insurance benefits of $4,226, and country club fees of $2,315.
(3)	Represents salary from March 26, 2002 through December 31, 2002.
(4)	Includes an auto allowance of $10,359, health and life insurance benefits of $2,741, and country club fees of $1,810.

Option Grants in Last Fiscal Year

The following table sets forth certain information regarding stock options granted during the 2003 fiscal year to Mr. Lumpkin, our sole named executive officer.

Option Grants In 2003

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted	% Of Total Options Granted To Employees in 2003	Exercise or Base Price ($/Share)	Expiration Date	5% ($)	10% ($)
William C.	20,000	71.0	10.00	3/04/2013	125,800	318,800
Lumpkin, Jr.	3,500	12.4	10.00	12/15/2013	22,015	55,790

(1)	Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company’s common stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and the Company’s common stock holdings will be dependent on the timing of such exercise and the future performance of the Company’s common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected would be received by the option holder.

Option Exercise and Fiscal Year-End Option Value Table

The following table sets forth certain information regarding the value of options held by Mr. Lumpkin at the end of 2003. Mr. Lumpkin did not exercise any stock options during 2003.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-end Option Values

Name	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/Unexercisable(1)
William C. Lumpkin, Jr.	0/23,500	0/0

(1)	Dollar values calculated by determining the difference between the estimated fair market value of the Company’s common stock at December 31, 2003 ($10.00) and the exercise price of such options. Because no organized trading market exists for the Company’s common stock, the fair market value was computed by reference to the offering price of the Company’s common stock in its initial public offering. There have been no trades in the common stock known to the Company.

Employment Agreements

William C. Lumpkin, Jr. Effective July 30, 2002, we entered into an employment agreement with William C. Lumpkin, Jr. regarding Mr. Lumpkin’s employment as president and chief executive officer of First Commerce Community Bank and First Commerce Community Bankshares. Under the terms of the agreement, Mr. Lumpkin receives a base salary of $165,000 per year, subject to annual increases in an amount our board of directors shall determine appropriate. The agreement provides that during the second and third year of our banking operations, Mr. Lumpkin will be entitled to receive cash bonuses of $25,000 and $50,000, respectively, based upon our achieving certain levels of financial performance. The agreement also granted to Mr. Lumpkin an incentive stock option to purchase up to 20,000 shares of our common stock, at $10.00 per share, with the option vesting over the three year period following the opening of First Commerce Community Bank. In addition, Mr. Lumpkin also will receive an option to purchase 17,500 shares of our common stock at $10.00 per share, with the option vesting over the three year period following First Commerce Community Bank’s attaining cumulative profitability. Mr. Lumpkin is provided with an automobile allowance of $1,050 per month, certain health insurance benefits at a cost to us of approximately $227 per month and was provided with initiation fees and monthly dues for social clubs and civic clubs as may be approved by our board of directors. In addition, Mr. Lumpkin is provided a $1,000,000 life insurance policy with an annual policy cost of $1,495.

The initial term of the employment agreement commenced on July 30, 2002, and will continue for a period of three years. At the end of the initial term of the agreement, and at the end of each year thereafter, the agreement will be extended for a successive one-year period unless one of the parties to the agreement notifies the other parties of his or its intent not to extend the agreement. Under the terms of the employment agreement, we may only determine not to extend the employment agreement upon the approval of two-thirds of the members of the board of directors. Employment under the agreement may be terminated:

•	by First Commerce Community Bank for cause (as defined in the employment agreement);

•	by Mr. Lumpkin if First Commerce Community Bank breaches any material provision of the employment agreement; and

•	upon Mr. Lumpkin’s death or disability.

If the employment of Mr. Lumpkin is terminated for any reason other than by non-renewal of the agreement by First Commerce Community Bankshares or First Commerce Community Bank, Mr. Lumpkin will be prohibited from competing with First Commerce Community Bank or soliciting its customers or employees within the 50-mile radius of First Commerce Community Bank’s main office for one year after the date of termination.

In the event of a change in control of First Commerce Community Bankshares, Mr. Lumpkin will be entitled, for a period of 90 days after the change of control, and at his election, to deliver notice to First Commerce Community Bankshares of the termination of the employment agreement, whereupon we will be required to make a lump sum payment to Mr. Lumpkin in an amount equal to two times his then current compensation and benefits, including salaries, bonuses and all perquisites. In addition, Mr. Lumpkin will be entitled to receive this lump sum payment if we terminate his employment without cause or elect not to extend his employment agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the amount of our common stock beneficially owned, as of the Record Date, by each of our directors, the executive officer named in the Summary Compensation Table, any person who is known by us to own beneficially more than 5% of our common stock and all our current directors and executive officers as a group:

Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Outstanding Shares
Directors and Executive Officers of the Company(2)
Carl E. Carr, Jr.(3)	68,103	6.03
James E. Daniell(4)	26,667	2.38
Jack F. Gamel(5)	40,000	3.56
Kenneth M. Guy	700		*
Larry W. Jackson(6)	183,333	16.00
Richard W. Kinsey(7)	40,000	3.56
William C. Lumpkin, Jr.(8)	87,067	7.69
J. David McDade(9)	30,000	2.68
Phil D. Miller(10)	13,333	1.20
Paul T. Price, Jr.	500		*
Tom D. Richey(11)	6,667		*
Jimmy R. Smith(12)	73,333	6.49
Joel R. Tidwell(13)	26,667	2.38
Frank C. Winn(14)	21,333	1.91
All directors and executive officers as a group (15 Persons)	618,753	49.13

*	Less than 1%
(1)	Determined in accordance with Rule 13d-3 under the Exchange Act. Information with respect to beneficial ownership is based upon information furnished by each owner. Based on 1,112,163 outstanding shares as of November 19, the record date for the annual meeting. The percentages for each of those parties who hold presently exercisable options and stock purchase warrants are based upon the sum of 1,112,163 shares plus the number of shares subject to presently exercisable options and/or warrants held by each such party, as indicated in the following notes.

(2)	The business address for each person indicated is 9464 Highway 5, Douglasville, Georgia 30135.
(3)	Includes 16,667 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days after the Record Date.
(4)	Includes 6,667 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days after the Record Date.
(5)	Includes 10,000 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days after the Record Date.
(6)	Includes 33,333 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days after the Record Date.
(7)	Includes 10,000 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days after the Record Date.
(8)	Includes 20,000 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days after the Record Date and 6,667 shares that may be acquired pursuant to the exercise of stock options that are exercisable within 60 days after the Record Date.
(9)	Includes 7,500 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days after the Record Date.
(10)	Includes 3,333 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days after the Record Date.
(11)	Includes 1,667 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days after the Record Date.
(12)	Includes 18,333 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days after the Record Date.
(13)	Includes 6,667 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days after the Record Date.
(14)	Includes 5,333 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days after the Record Date.
(15)	Includes 147,167 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days after the Record Date.

EQUITY COMPENSATION PLANS

The following table gives information about shares of our common stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans as of December 31, 2003.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders(1)	28,150	$10.00	71,850
Equity compensation plans not approved by security holders	—	$—	—

Total	28.150	10.00	71,850

(1)	Includes securities available for future issuance under the First Commerce Community Bankshares, Inc. 2002 Stock Option Plan.

OUR CURRENT INDEPENDENT AUDITORS

Mauldin & Jenkins, LLC (“Mauldin & Jenkins”) audited our consolidated financial statements for the fiscal year ended December 31, 2003. Representatives of Mauldin & Jenkins are expected to be present at the annual meeting to respond to shareholders’ questions and will have an opportunity to make any statements they consider to be appropriate. The audit, compliance and CRA committee has selected Mauldin & Jenkins to serve as of our independent accounting firm for the 2004 fiscal year.

During 2003 and 2002, we were billed the following amounts for services rendered by Mauldin & Jenkins:

Audit fees. In connection with the audit of our annual consolidated financial statements, review of our Form 10-KSB and review of our interim consolidated financial statements included within Forms 10-QSB, we were billed approximately $20,555 and $5,500 in 2003 and 2002, respectively by Mauldin & Jenkins.

Audit related fees. During 2003, in connection with the review of financial accounting issues associated with the Company’s benefit plans, Mauldin & Jenkins billed $654. No such services were provided during 2002.

Tax related fees. During 2003 and 2002, Mauldin & Jenkins billed approximately $3,300 and $500, respectively for preparation of various tax returns.

Other Fees. During 2003, the Company was also billed $10,000 by Mauldin & Jenkins for agreed upon procedures. No such services were provided during 2002.

FUTURE SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at our 2005 annual meeting of shareholders must be received at our principal executive offices by             , 2005 in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2005 annual meeting of shareholders, management will be able to vote proxies in its discretion if we: (i) receive notice of the proposal before the close of business on             , 2005, and advise shareholders in the 2005 proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) do not receive notice of the proposal prior to the close of business on             , 2005. Notices of intention to present proposals at the 2005 annual meeting of shareholders should be addressed to Tom D. Richey, Secretary, First Commerce Community Bankshares, Inc., 9464 Highway 5, Douglasville, Georgia 30135.

ANNUAL REPORT

Portions of our annual report on Form 10-KSB for the year ended December 31, 2003 are included as Annex D to this proxy statement and are incorporated herein by reference. A complete copy of our annual report on Form 10-KSB, as filed with the Commission, is available, free of charge, to shareholders who make a written request thereof to the Secretary of the Company, Tom D. Richey at 9464 Highway 5, Douglasville, Georgia 30135.

OTHER BUSINESS MATTERS

The board of directors is not aware of any business to be presented at our annual meeting other than that referred to in the Notice of Annual Meeting of Shareholders and discussed herein. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in our best interests.

By	Order of the Board of Directors,

/s/ William C. Lumpkin, Jr.
William C. Lumpkin, Jr.
President and Chief Executive Officer

ANNEX A

ARTICLES OF AMENDMENT

OF

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

Pursuant to the provisions of Sections 14-2-1001 and 14-2-1006 of the Georgia Business Corporation Code, First Commerce Community Bankshares, Inc. hereby submits the following Articles of Amendment:

1.

The name of the corporation is First Commerce Community Bankshares, Inc. (the “Corporation”) and its control number is 0237675. The Corporation is organized under the laws of the Georgia Business Corporation Code.

2.

The Articles of Incorporation of the Corporation as heretofore granted by the Secretary of State of the State of Georgia on July 23, 2002, are hereby amended to add the following paragraph C to the end of Article III:

“C. Plan of Reverse Stock Split. The Corporation hereby effects, by amendment to the Articles of Incorporation, a reverse stock split (the “Reverse Stock Split”) whereby all shares of the Corporation’s issued and outstanding common stock shall be reduced to one share of Common Stock for every 500 shares of Common Stock issued and outstanding immediately prior to the effective time of the amendment (the “Amendment”) by which these provisions were included in the Corporation’s Articles of Incorporation (the “Effective Time”).

The Conversion requires that each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (each, an “Old Share”) shall cease to be a share of common stock and shall, without further notice or action, be converted into one five hundredth (1/500) of a new share of Common Stock. Each fraction of a new share of Common Stock to be issued at the Effective Time (the “New Share”) held by a holder who holds of record less than a whole New Share of Common Stock shall be cancelled at the Effective Time without further action or notice and the holder of such fraction (a “Former Shareholder”) shall have the right to be paid by the Corporation cash at the rate of $13.20 for each Old Share held of record by such holder immediately prior to the Effective Time.

Each share certificate representing Old Shares (the “Old Certificates”) shall be cancelled without further action or notice at the Effective Time. The Old Certificates must be surrendered to the Corporation as a condition to a Former Shareholder receiving payment for fractions of shares if so entitled.

Each Former Shareholder shall cease to be a shareholder of the Corporation as of the Effective Time. Such Former Shareholder’s share certificates shall represent only the right to receive cash as described above in this Section. Each shareholder that receives New Shares (a “Continuing Shareholder’) shall remain a shareholder of the Corporation after the Effective Time.”

A-1

ANNA A

3.

The proposed amendment of the Articles of Incorporation as set forth in Paragraph 2 hereof was adopted by the Board of Directors of the Corporation on October 21, 2004, and was approved by the shareholders of the Corporation on December             , 2004.

IN WITNESS WHEREOF, the undersigned has caused its duly authorized corporate officer to execute these Articles of Amendment as of this          day of December, 2004

FIRST COMMERCE COMMUNITY BANKSHARES, INC,
a Georgia Corporation

By:
William C. Lumpkin, Jr.
President and Chief Executive Officer

A-2

ANNEX B

First Commerce Community

Bankshares, Inc.

A Valuation of the Trading value of

Common Shares

As of October 1, 2004

T. Stephen Johnson & Associates, Inc. (“TSJ&A”) has been engaged to provide an opinion as to the trading value of the common stock of First Commerce Community Bankshares of Douglasville, Georgia (“FCCB”). TSJ&A relied upon and assumed the accuracy and completeness of publicly available information concerning FCCB and other information provided to it by management. TSJ&A has not attempted to independently verify such information.

FCCB is a holding company headquartered in Douglasville, Georgia, with the entirety of its operations in Douglas County. It has one wholly-owned subsidiary, that being First Commerce Community Bank (“The Bank”). The company has operated as a commercial bank in Douglasville, Douglas County, Georgia since March 2003. As of August 31, 2004, they had total assets of $92,644,450. The Bank became profitable in early 2004 after a reasonable first-year loss in 2003 related to start-up expenses. Projections based on current earnings indicate the Bank will achieve cumulative profitability in early 2005 and will maintain a steady growth rate in 2006 and beyond. To date, the Bank has not paid a cash dividend.

To assist in rendering its opinion TSJ&A preformed two analyses. An Investment Value was calculated by discounting future cash flows, assuming a steady growth in earnings following the 2004 – 2006 projections and assuming no future cash dividends. An Assumed Trading Value and assumed price/book was calculated by applying industry standard pricing multiples for peer group banks to the earnings per share and book value of FCCB and reviewing the trading activity of the stock during the last eighteen months.

B-1

Investment Value:

FCCB has been profitable since early 2004 with steadily growing profits. Management anticipates the bank will continue its earnings trend through 2005 followed by increased earnings growth in 2006. For purposes of this analysis, earnings are projected to continue growing at a rate of 14 percent or approximately the same growth experienced and projected in these initial four years. To date, FCCB has not paid any cash dividend and this assumes there is no current plan to begin paying a cash dividend.

TSJ&A calculated an Investment Value assuming net income will grow at an average annual growth rate of 14 percent for a period of ten years. The final period ending book value was then discounted back at 7.00 percent, assumed to be the required investment return, to determine what an investor would be willing to pay today for one share of stock to be held for ten years. The resulting value is $14.73 per share. Exhibit A includes the complete analysis.

Assumed Trading Value:

FCCB shares should be described as very thinly traded. During the past 18 months, management has reported only one trade of 800 shares completed since the initial stock issuance. The one, arms-length, transaction occurred in April, 2004 with 800 shares changing hands at a price of $12.00.

In this analysis, TSJ&A reviewed current trading information for the common shares of 45 banks headquartered in the southeastern United States with total assets between $100 million and $300 million with a traded security. TSJ&A calculated the median price to book and price to assets for each of these banks. These ratios were then applied to financial information for FCCB and adjusted downward by 20% related to the lack of liquidity in FCCB stock. The resulting value is $12.42 for the shares of FCCB. Please see Exhibit B.

Conclusion:

The financial analyses performed suggest a price ranging from $12.42 to $14.73 per share of FCCB stock. TSJ&A believes that the investment value (Exhibit A) represents future cash flow opportunities, but it does not reflect

B-2

the current market conditions. Therefore, the Implied Trading Price (Exhibit B) will be double weighted because it reflects the current market for similar securities. Therefore, it is the opinion that the fair market value would center on $13.20 per share of First Commerce Community Bankshares.

The fair market value opinion does not include any impacts related to recent litigation regarding the future headquarters location and land use in Douglasville.

B-3

Exhibit A

Investment Analysis

Recap of Shares and Dividends

First Commerce Community Bankshares, Douglasville, GA

Year	Beginning Shares	Change	Ending Shares	Beginning Equity	Net Income (1)	Cash Dividends Paid	Payout Ratio	Other Equity Changes	Ending Equity	Ending Book Value	Weighted Average Shares	Earnings per Share (1)	Growth Rate
2003	1,112,163	—	1,112,163	$11,122	$(1,025)	$—	0.00%		$10,097	$9.08	1,112,163	$(0.92)	n/a
2004	1,112,163		1,112,163	$10,097	$773	$—	0.00%		$10,870	$9.77	1,112,163	$0.70	n/a

(1)	Net income for 2004 based on management projections; includes holding company expenses of $140,000 in 2003 - 2004

Investment Analysis

First Commerce Community Bankshares, Douglasville, GA

        Earnings Growth Rate(2): 14.00%            Discount Rate: 7.00%

        Annual Holding Company Expenses 70.000

Date	Equity	Beginning Shares Outstanding	Ending Shares Outstanding	Ending Book Value	Average Weighted Shares	Net Income(3)	Earnings Per Share	Dividends Per Share	Present Value of Cash Flow
2003	$10,097	1,112,163	1,112,163	$9.08	1,112,163	$(1,025)	$(0.92)	$—
2004	$10,870	1,112,163	1,112,163	$9.77	1,112,163	$773	$0.70	$—
2005	$11,639	1,112,163	1,112,163	$10.46	1,112,163	$769	$0.69	$—	$0.00
2006	$12,919	1,112,163	1,112,163	$11.62	1,112,163	$1,280	$1.15	$—	$0.00
2007	$14,378	1,112,163	1,112,163	$12.93	1,112,163	$1,459	$1.31	$—	$0.00
2008	$16,041	1,112,163	1,112,163	$14.42	1,112,163	$1,663	$1.50	$—	$0.00
2009	$17,938	1,112,163	1,112,163	$16.13	1,112,163	$1,896	$1.71	$—	$0.00
2010	$20,100	1,112,163	1,112,163	$18.07	1,112,163	$2,162	$1.94	$—	$0.00
2011	$22,564	1,112,163	1,112,163	$20.29	1,112,163	$2,465	$2.22	$—	$0.00

2012	$25,374	1,112,163	1,112,163	$22.81	1,112,163	$2,810	$2.53	$—	$0.00
2013	$28,577	1,112,163	1,112,163	$25.69	1,112,163	$3,203	$2.88	$—	$0.00
2014	$32,228	1,112,163	1,112,163	$28.98	1,112,163	$3,651	$3.28	$—	$0.00
Sum of Present Value of Future Cash Flows:									$—
Present Value of Tenth Year Book Value:									$14.73

Present Value of Investment in Ten Years:									$14.73

Multiple of Current Book Value:									1.51

Multiple of 2004 EPS:									21.19

(2)	HC Expenses estimated based on 2003-2004 reported by management
(3)	2004-2006 Net Income based on management projections; 2007-2014 based on steady growth rate

Exhibit A

Bank Earnings Estimate Regression Model

First Commerce Community Bankshares, Douglasville, GA

Year	Net Income	Growth Rate
2003	(1,025)
2004*	773
2005*	839	0.09
2006*	1,350	0.61
2007	1564.5	0.16
2008	1853	0.18
2009	2141.5	0.16
2010	2430	0.13
2011	2718.5	0.12
2012	3007	0.11
2013	3295.5	0.10
2014	3584	0.09

Linear Growth Rate:		14%

* Management Projections

Investment Analysis							Exhibit B
First Commerce Community Bankshares, Douglasville, GA
Company Name	City	State	Total Assets ($000)	Market Value ($M)	Book Value per Share ($)	Price/ Book (%)	Price/Assets (%)
Coastal Banking Company, Inc.	Beaufort	SC	107,874	15.8	10.14	156.8	13.57
People’s Community Capital Corporation	Aiken	SC	109,128	28.4	11.18	216.0	22.96
Southern Community Financial Corp.	Midlothian	VA	115,060	21.2	7.98	154.8	15.78
First Capital Bank	Glen Allen	VA	115,147	17.2	9.54	180.8	12.88
Cherokee Banking Company	Canton	GA	117,944	19.3	11.23	138.0	13.63
Pioneer Bankshares, Inc.	Stanley	VA	120,921	19.3	12.55	143.4	15.47
Tarpon Coast Bancorp, Inc.	Port Charlotte	FL	122,557	20.1	8.62	197.2	15.98
Bank of McKenney	McKenney	VA	124,317	19.8	7.76	132.7	15.44
Trinity Bank	Monroe	NC	124,425	16.5	6.39	140.9	12.93
Little Bank, Incorporated	Kinston	NC	129,737	21.9	9.55	141.4	17.11
Bank of Wilmington	Wilmington	NC	129,785	23.8	7.88	139.6	16.40
United Financial, Inc.	Graham	NC	131,349	12.0	6.68	109.3	8.84
Surrey Bancorp	Mount Airy	NC	135,077	26.3	9.19	239.4	18.52
OptimumBank Holdings, Inc.	Plantation	FL	135,179	27.7	5.86	179.1	19.39
Pilot Bancshares, Inc.	Tampa	FL	136,797	9.9	7.86	101.8	7.68
Farmers Bank of Appomattox	Appomattox	VA	139,512	17.9	13.74	120.1	12.87
United Financial Banking Companies, Inc.	Vienna	VA	142,930	20.5	12.20	161.9	13.29
CNB Holdings, Inc.	Alpharetta	GA	143,063	17.4	9.33	164.1	11.51
Heritage Bankshares, Inc.	Norfolk	VA	144,969	24.5	16.80	174.1	16.54
Bank of the James Financial Group, Inc.	Lynchburg	VA	145,011	24.7	11.38	210.9	15.58
Atlantic BancGroup, Inc.	Jacksonville Beach	FL	145,571	33.7	10.60	254.5	20.45
Exchange Bankshares, Inc.	Milledgeville	GA	157,449	0.0	25.55	113.9	12.45
Community Capital Bancshares, Inc.	Albany	GA	158,729	20.0	8.21	143.2	11.64
Beach First National Bancshares, Inc.	Myrtle Beach	SC	165,093	34.8	7.66	225.9	18.83
Grandsouth Bancorporation	Greenville	SC	172,461	16.8	4.55	170.3	8.99
Jacksonville Bancorp, Inc.	Jacksonville	FL	176,867	37.5	9.48	266.9	20.08
First Reliance Bancshares, Inc.	Florence	SC	180,364	26.8	7.40	145.2	13.78
First National Bancshares, Inc.	Spartanburg	SC	180,570	38.8	7.08	303.8	20.57
Community National Bancorporation	Ashburn	GA	180,869	20.1	8.82	113.3	11.76
Monarch Bank	Chesapeake	VA	184,036	32.4	8.58	158.8	16.82
Cardinal Bankshares Corporation	Floyd	VA	186,412	30.7	16.31	122.6	16.31
Bank of South Carolina Corporation	Charleston	SC	187,342	37.9	7.02	192.2	20.03
Waccamaw Bankshares, Inc.	Whiteville	NC	193,207	64.9	7.98	361.0	32.60
FirstFed Bancorp, Inc.	Bessemer	AL	194,211	19.8	7.77	106.9	9.84
Southern Community Bancshares, Inc.	Fayetteville	GA	195,646	46.4	10.19	235.5	21.69
Botetourt Bankshares, Incorporated	Buchanan	VA	195,965	28.4	14.85	154.9	14.08
Shore Financial Corporation	Onley	VA	196,550	32.5	10.16	155.1	15.85
Cornerstone Bancshares, Inc.	Chattanooga	TN	200,997	29.6	14.04	169.5	14.26
CNB Financial Services, Inc.	Berkeley Springs	WV	201,056	28.4	37.95	163.4	13.88
Madison Bancshares, Inc.	Palm Harbor	FL	204,909	64.1	8.13	362.9	29.76
Georgia Bancshares, Inc.	Peachtree City	GA	205,092	38.5	6.79	192.8	17.39
Thomasville Bancshares, Inc.	Thomasville	GA	205,490	32.3	12.29	179.0	15.15
First Trust Bank	Charlotte	NC	206,114	36.5	9.22	230.5	17.72
Pinnacle Bankshares Corporation	Altavista	VA	206,344	25.7	14.98	117.5	12.36
Potomac Bancshares, Inc.	Charles Town	WV	206,643	40.8	12.86	186.7	18.73
Pinnacle Bancshares, Inc.	Jasper	AL	208,574	24.2	12.88	119.6	11.50
Citizens Financial Corporation	Elkins	WV	209,128	27.8	33.18	132.6	13.48
Virginia National Bank	Charlottesville	VA	213,745	48.9	11.16	224.0	21.78
First Community Corporation	Lexington	SC	215,029	35.9	12.55	178.9	16.29
M&F Bancorp, Inc.	Durham	NC	220,210	17.1	23.48	86.2	8.11
Mountain National Bank	Galax	VA	223,646	20.3	28.97	137.9	8.93

	Average		167,629	27	12	175%	16

	First Commerce Community Bank		August 31, 2004 Book Value per Share				$8.89
			Assumed Public Trading Value				$15.53
			Liquidity Discount			-20%	$(3.11)
	Implied Price per share						$12.42

Peer Analysis

First Commerce Community Bank

Last Twelve Month Financial Performance – as of 6/30/04

				Total Assets	Total Deposits	Net Interest Margin	2004 Net Income (Annualized)	2003 Net Income	2004 ROAA	2003 ROAA	Total Equity Cap YTD 6/04	Total Equity Cap 2003
Company Name	County	City	Est.	($000)	($000)	(%)	($)	($)	(%)	(%)	($000)	($000)
First National Bank of Georgia	Haralson, GA	Buchanan	3/4/09	190,339	159,447	3.96	2,136	2,405	1.12	1.29	18,705	18,016
McIntosh Commercial Bank	Carroll, GA	Carrollton	11/5/02	114,471	101,873	3.61	732	75	0.64	0.10	11,618	11,373
First National Bank of Polk County	Polk, GA	Cedartown	1/1/20	148,455	128,466	5.13	2,360	2,254	1.59	1.52	19,242	18,746
First National Bank of West Metro	Paulding, GA	Dallas	3/25/02	89,969	78,642	4.44	332	382	0.37	0.61	11,201	11,116
Citizens & Merchants State Bank	Douglas, GA	Douglasville	10/6/87	188,648	152,653	4.21	2,248	2,276	1.19	1.43	14,429	14,057
Douglas County Bank	Douglas, GA	Douglasville	6/25/74	222,336	196,833	4.85	7,280	6,107	3.27	3.01	21,846	19,890
First Commerce Community Bank *	Douglas, GA	Douglasville	3/1/03	92,644	83,035	3.82	843	-914	1.46	-9.11	9,455	9,029
Community Trust Bank	Paulding, GA	Hiram	2/2/88	174,856	132,790	4.12	2,540	2,322	1.45	1.38	15,130	14,685
Newnan Coweta Bank	Coweta, GA	Newnan	4/20/00	119,707	108,321	4.34	1,276	859	1.07	0.84	10,417	10,091
United Bank & Trust Company	Polk, GA	Rockmart	1/16/90	78,796	66,046	3.83	400	505	0.51	0.69	6,359	6,231
Farmers & Merchants Community Bank	Coweta, GA	Senoia	01/01/1889	81,300	67,886	4.09	100	356	0.12	0.50	6,124	5,389
Community Bank of West Georgia	Carroll, GA	Villa Rica	3/25/03	51,614	42,820	3.31	-580	-635	-1.12	-3.03	8,242	8,382
HomeTown Bank of Villa Rica	Carroll, GA	Villa Rica	10/22/97	170,300	144,479	3.88	1,836	1,503	1.08	1.01	21,061	20,544

			Maximum:	222,336	196,833	5.13	7,280	6,107	3.27	3.01	21,846	20,544
			Minimum:	51,614	42,820	3.31	-580	-914	-1.12	-9.11	6,124	5,389
			Average:	132,572	112,561	4.12	1,654	1,346	0.98	0.02	13,371	12,888

* FCCB data current as of 8/31/04

ANNEX C

GEORGIA BUSINESS CORPORATION CODE

ARTICLE 13 - DISSENTERS’ RIGHTS

§ 14-2-1301. Definitions

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302. Right to dissent

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303. Dissent by nominees and beneficial owners

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

§ 14-2-1320. Notice of dissenters’ rights

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322. Dissenters’ notice

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

§ 14-2-1323. Duty to demand payment

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 14-2-1325. Offer of payment

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326. Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

§ 14-2-1330. Court action

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332. Limitation of actions

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

ANNEX D

EXCERPTS FROM THE

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

ANNUAL REPORT ON FORM 10-KSB

FOR THE YEAR ENDED DECEMBER 31, 2003

Special Cautionary Notice Regarding Forward Looking Information

The following excerpts from our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 contain statements which constitute forward-looking statements under federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on many assumptions and estimates and are not guarantees of future performance. Our actual results may differ materially from those projected in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors which are beyond our control. The words “may,” “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements, although some may use other phrasing. Potential risks and uncertainties include, but are not limited to:

•	significant increases in competitive pressure in the banking and financial services industries;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment;

•	general economic conditions, either nationally or regionally and especially in primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

•	changes occurring in business conditions and inflation;

•	changes in technology;

•	changes in monetary and tax policies;

•	our ability to retain key personnel;

•	changes in the securities markets; and

•	other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

Many of these factors are beyond our ability to control or predict, and readers are cautioned not to place undue reliance on these forward-looking statements. We disclaim any obligation to update or revise these forward-looking statements.

FINANCIAL STATEMENTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

First Commerce Community Bankshares, Inc.

Douglasville, Georgia

We have audited the accompanying consolidated balance sheets of First Commerce Community Bankshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2003 and for the period from March 26, 2002, date of inception, to December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Commerce Community Bankshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the year ended December 31, 2003 and for the period from March 26, 2002, date of inception, to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia

February 25, 2004

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

	2003	2002
Assets
Cash and due from banks	$381,517	$3,726
Restricted cash	—	5,881,770
Federal funds sold	5,093,000	—
Securities available for sale, at fair value	4,730,450	—

Loans	47,248,588	—
Less allowance for loan losses	475,000	—

Loans, net	46,773,588	—

Premises and equipment	1,294,083	1,214,313
Other assets	363,835	53,349

Total assets	$58,636,473	$7,153,158

Liabilities and Stockholders’ Equity (Deficit)
Liabilities:
Deposits:
Noninterest-bearing	$5,069,927	$—
Interest-bearing	43,466,977	—

Total deposits	48,536,904	—
Subscriber’s deposits	—	5,881,770
Other borrowings	—	1,624,924
Other liabilities	60,839	10,488

Total liabilities	48,597,743	7,517,182

Commitments and contingencies

Stockholders’ equity (deficit)
Preferred stock, no par value, 10,000,000 shares authorized; no shares issued and outstanding
Common stock, $1 par value, 100,000,000 shares authorized; 1,112,163 and 10 shares issued and outstanding	1,112,163	10
Capital surplus	9,962,224	90
Accumulated deficit	(1,019,820)	(364,124)
Accumulated other comprehensive loss	(15,837)	—

Total stockholders’ equity (deficit)	10,038,730	(364,024)

Total liabilities and stockholders’ equity (deficit)	$58,636,473	$7,153,158

See Notes to Consolidated Financial Statements.

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2003

AND PERIOD FROM MARCH 26, 2002, DATE OF INCEPTION,

TO DECEMBER 31, 2002

	2003	2002
Interest income
Loans, including fees	$1,488,917	$—
Taxable securities	35,327	—
Federal funds sold	67,554	—

Total interest income	1,591,798	—

Interest expense
Deposits	376,124	—
Other borrowings	2,274	6,779

Total interest expense	378,398	6,779

Net interest income (expense)	1,213,400	(6,779)
Provision for loan losses	475,000	—

Net interest income (expense) after provision for loan losses	738,400	(6,779)

Other income
Service charges on deposit accounts	13,325	—
Other operating income	22,462	—

Total other income	35,787	—

Other expenses
Salaries and employee benefits	815,940	215,650
Equipment and occupancy expenses	141,701	38,582
Other operating expenses	472,242	103,113

Total other expenses	1,429,883	357,345

Loss before income taxes	(655,696)	(364,124)

Income taxes	—	—

Net loss	$(655,696)	$(364,124)

Basic and diluted losses per share	$(0.59)	$(0.33)

See Notes to Consolidated Financial Statements.

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEAR ENDED DECEMBER 31, 2003

AND PERIOD FROM MARCH 26, 2002, DATE OF INCEPTION,

TO DECEMBER 31, 2002

	2003	2002
Net loss	$(655,696)	$(364,124)

Other comprehensive loss:
Unrealized holding losses on securities available for sale arising during period	(15,837)	—

Comprehensive loss	$(671,533)	$(364,124)

See Notes to Consolidated Financial Statements.

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

YEAR ENDED DECEMBER 31, 2003

AND PERIOD FROM MARCH 26, 2002, DATE OF INCEPTION,

TO DECEMBER 31, 2002

	Common Stock		Capital Surplus	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity (Deficit)
	Shares	Par Value
Balance, March 26, 2002, (Date of Inception)	—	$—	$—	$—	$—	$—
Sale of common stock	10	10	90	—	—	100
Net loss	—	—	—	(364,124)	—	(364,124)

Balance, December 31, 2002	10	10	90	(364,124)	—	(364,024)
Net loss	—	—	—	(655,696)	—	(655,696)
Sale of common stock	1,112,153	1,112,153	10,009,377	—	—	11,121,530
Stock issue costs	—	—	(47,243)	—	—	(47,243)
Other comprehensive loss	—	—	—	—	(15,837)	(15,837)

Balance, December 31, 2003	1,112,163	$1,112,163	$9,962,224	$(1,019,820)	$(15,837)	$10,038,730

See Notes to Consolidated Financial Statements.

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2003

AND PERIOD FROM MARCH 26, 2002, DATE OF INCEPTION,

TO DECEMBER 31, 2002

	2003	2002
OPERATING ACTIVITIES
Net loss	$(655,696)	$(364,124)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and software amortization	105,265	6,987
Provision for loan losses	475,000	—
Increase in interest receivable	(194,827)	—
Increase in interest payable	40,710	3,525
Net other operating activities	(38,006)	6,963

Net cash used in operating activities	(267,554)	(346,649)

INVESTING ACTIVITIES
Purchases of securities available for sale	(5,537,851)	—
Proceeds from maturities of securities available for sale	791,564	—
Net increase in federal funds sold	(5,093,000)	—
Net increase in loans	(47,248,588)	—
Purchase of premises, equipment and software	(300,290)	(1,227,406)

Net cash used in investing activities	(57,388,165)	(1,227,406)

FINANCING ACTIVITIES
Net increase in deposits	48,536,904	—
Proceeds from sale of common stock	11,121,530	100
Stock issue costs	—	(47,243)
Proceeds from other borrowings	175,000	1,624,924
Repayment of other borrowings	(1,799,924)	—

Net cash provided by financing activities	58,033,510	1,577,781

Net increase in cash and due from banks	377,791	3,726
Cash and due from banks at beginning of year	3,726	—

Cash and due from banks at end of year	$381,517	$3,726

SUPPLEMENTAL DISCLOSURE
Cash paid during the year for:
Interest	$337,688	$3,254

See Notes to Consolidated Financial Statements.

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

First Commerce Community Bankshares, Inc. (the “Company”) is a bank holding company whose business is conducted by its wholly-owned subsidiary, First Commerce Community Bank (the “Bank”). The Bank is a commercial bank located in Douglasville, Douglas County, Georgia. The Bank provides a full range of banking services in its primary market area of Douglas County and the surrounding counties. The Bank commenced its banking operations on March 4, 2003. Prior to the commencement of banking operations, the Company’s activities consisted of organization activities and the sale of stock.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred income taxes, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold and deposits are reported net.

The Bank maintains amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

Restricted Cash

As of December 31, 2002, restricted cash and subscribers’ deposits in the accompanying consolidated balance sheets consisted of proceeds from the Company’s stock offering. The funds were held in escrow until the minimum amount of capital had been raised to receive regulatory approval of the Bank’s charter. As of December 31, 2002, proceeds from the sale of 588,177 shares of common stock had been deposited with the escrow agent. The stock subscription funds were released to the Company by the escrow agent on February 3, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities

All debt securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive loss.

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans

Loans are reported at their outstanding principal balances less deferred loan fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Nonrefundable loan fees, net of direct loan origination costs, are deferred with the net amount recognized into interest income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

Losses Per Share

Basic and diluted losses per share are computed by dividing net loss by the weighted average number of shares of common stock outstanding. The weighted average number of shares outstanding for the year ended December 31, 2003 was equal to the number of shares sold in the Company’s initial stock offering, or 1,112,163. Losses per share for the year ended December 31, 2002 are also based upon the number of shares sold in the Company’s initial stock offering. There were no dilutive potential common shares at December 31, 2003 and 2002. Potential common shares consist of stock warrants and stock options.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

At December 31, 2003, the Company has two stock-based compensation plans, which are described more fully in Note 7. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based compensation cost is reflected in net loss, as all options and warrants granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The effect on net loss and losses per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based compensation is not presented as no options or warrants vested during the periods ended December 31, 2003 or 2002.

Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net loss. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net loss, are components of comprehensive loss.

Recent Accounting Standards

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34”. The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company’s financial condition or results of operations.

In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123”. The Statement amends Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect on reported results of operations. The disclosure requirements of the statement are required for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. The Company has not adopted Statement No. 123 for accounting for stock-based compensation as of December 31, 2003; however all required disclosures of Statement No. 148 are included above under the heading “Stock-Based Compensation”.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards (Continued)

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”, and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs is required at various dates in 2004 and 2005. The interpretations did not have a material effect on the Company’s financial condition or results of operations.

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of the statement did not have a material effect on the Company’s financial conditions or results of operations.

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale December 31, 2003:
Mortgage-backed securities	$4,746,287	$1,460	$(17,297)	$4,730,450

Securities with a carrying value of $2,296,386 at December 31, 2003 were pledged to secure public deposits and for other purposes as required or permitted by law.

Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, maturity data for these securities is not presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of investment securities. The market value of investment securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2003, all unrealized losses in the investment securities portfolio were for debt securities. All investment securities with an unrealized loss at December 31, 2003 have been in a continuous loss position for less than twelve months. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

NOTE 3. LOANS

The composition of loans as of December 31, 2003 is summarized as follows:

Commercial	$3,104,000
Real estate - construction	11,498,000
Real estate - mortgage	30,965,000
Consumer installment and other	1,747,542

47,314,542
Deferred loan fees	(65,954)
Allowance for loan losses	(475,000)

Loans, net	$46,773,588

Changes in the allowance for loan losses for the year ended December 31, 2003 are as follows:

Balance, beginning of year	$—
Provision for loan losses	475,000
Loans charged off	—
Recoveries of loans previously charged off	—

Balance, end of year	$475,000

Management has identified no amounts of impaired loans as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as of and for the year ended December 31, 2003. There were no loans on nonaccrual status or past due ninety days or more and still accruing interest as of December 31, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

Balance, beginning of year	$—
Advances	4,442,336
Repayments	(602,759)

Balance, end of year	$3,839,577

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment is summarized as follows:

	December 31,
	2003	2002
Land and land improvements	$556,548	$556,548
Buildings	496,092	466,981
Furniture and equipment	326,713	197,771

	1,379,353	1,221,300
Accumulated depreciation	(85,270)	(6,987)

	$1,294,083	$1,214,313

The Company has a commitment to purchase a tract of land for the future site of its main office building facility in the amount of $700,000.

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 was $16,342,603. The Company had brokered time deposits at December 31, 2003 of $12,390,000. The scheduled maturities of time deposits at December 31, 2003 are as follows:

2004	$15,468,120
2005	4,031,690
2006	1,503,931
2007	117,484
2008	1,065,405
Thereafter	127,467

$22,314,097

Deposits from related parties held by the Company at December 31, 2003 amounted to $3,498,976.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. OTHER BORROWINGS

Other borrowings is summarized as follows:

	December 31,
	2003	2002
Line of credit in the amount of $800,000 due a commercial bank. Interest was due on the line at prime less 1%, or 3.25% at December 31, 2002. The line was repaid with the proceeds from the common stock offering on February 3, 2003.	$—	$624,993
Line of credit in the amount of $1,000,000 due a commercial bank. Interest was due on the line at prime less 1%, or 3.25% at December 31, 2002. The line was repaid with the proceeds from the common stock offering on February 3, 2003.	—	999,931

	$—	$1,624,924

NOTE 7. STOCK-BASED COMPENSATION

Stock Options

The Company adopted a stock option plan during 2003 which grants key employees options to purchase shares of common stock of the Company. Option prices and terms are determined by a committee appointed by the Board of Directors. The plan provides for a total of 100,000 options to purchase common shares of the Company. As of December 31, 2003, 28,150 options under the plan have been granted.

Other pertinent information related to the options for the year ended December 31, 2003 is as follows:

	Number	Weighted- Average Exercise Price
Options outstanding, beginning of year.
Granted	28,150	$9.87
Exercised	—	—

Options outstanding, end of year	28,150	$9.87

Exercisable, end of year	—

Weighted-average fair value of options granted during the year		$3.57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. STOCK-BASED COMPENSATION (Continued)

Stock Options (Continued)

	Number	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years
Outstanding, end of year	28,150	$9.87	9.35

Stock Warrants

In recognition of the efforts and financial risks undertaken by the Company’s organizers, the Company granted each organizer an opportunity to purchase a number of shares of the Company’s common stock. The warrants vest over a three year period from the date the Company first issued its common stock and are exercisable in whole or in part during the ten year period following the incorporation date, at an exercise price equal to $10 per share. The warrants are nontransferable, but shares issued pursuant to the exercise of warrants will be transferable, subject to compliance with applicable securities laws. The Company first issued its common stock on March 4, 2003. At December 31, 2003, there were 418,500 warrants outstanding.

Other pertinent information related to the warrants for the year ended December 31, 2003 is as follows:

		Number	Weighted- Average Exercise Price
Warrants outstanding, beginning of year		—	$—
Granted		418,500	10.00
Exercised		—	—

Warrants outstanding, end of year		418,500	10.00

Exercisable, end of year		—

Weighted average fair value of warrants granted during the year			$3.61

	Number	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years
Outstanding, end of year	418,500	$10.00	9.25 years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. STOCK-BASED COMPENSATION (Continued)

The fair value of each option and warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended December 31, 2003:

Dividend yield	0%
Expected life	10 years
Expected volatility	0.01%
Risk-free interest rate	4.55%

NOTE 8. INCOME TAXES

Income taxes consists of the following:

	Periods Ended December 31,
	2003	2002
Current	$(197,016)	$(137,405)
Deferred	(47,085)	—
Change in valuation allowance	244,101	137,405

Income tax	$—	$—

The Company’s income tax differs from the amounts computed by applying the federal income tax statutory rates to loss before income taxes. A reconciliation of the differences as of December 31, 2003 and 2002 is as follows:

	Periods Ended December 31,
	2003	2002
Income tax (benefit) at federal statutory rate	$(222,937)	$(123,802)
State tax (benefit)	(24,165)	(13,603)
Other	3,001	—
Change in valuation allowance	244,101	137,405

Income tax	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,
	2003	2002
Deferred income tax assets:
Loan loss reserves	$42,982	$—
Pre-opening and organization expenses	159,820	137,405
Net operating loss carryforward	197,016	—
Deferred fees	24,888	—
Contributions	943	—
Securities available for sale	5,977	—

	431,626	137,405
Valuation allowance	(387,483)	(137,405)

	44,143	—

Deferred income tax liabilities:
Depreciation	44,143	—

	44,143	—

Net deferred income taxes	$—	$—

At December 31, 2003, the Company has available net operating loss carryforwards of approximately $537,000 for federal income tax purposes. If unused, the carryforwards will expire beginning in 2023.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. A summary of the Company’s commitments as of December 31, 2003 is as follows:

Commitments to extend credit	$14,056,659
Letters of Credit	201,989

$14,258,648

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

At December 31, 2003, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the year ended December 31, 2003.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTE 10. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Douglas County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas. Ninety percent of the Company’s loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company’s market area.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the lesser of statutory capital or net assets as defined, or approximately $2,125,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, no dividends could be declared without regulatory approval.

The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2003, the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2003:

Total Capital to Risk Weighted Assets	$9,250	18.66%	$4,081	8%	$5,101	10%

Tier I Capital to Risk Weighted Assets	$9,045	17.73%	$2,041	4%	$3,061	6%

Tier I Capital to Average Assets	$9,045	17.77%	$2,036	4%	$2,545	5%

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks and Federal Funds Sold: The carrying amount of cash, due from banks, and federal funds sold approximates fair value.

Securities: Fair value of securities is based on available quoted market prices.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair values of fixed rate loans is estimated based on discounted contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is based on discounted contractual cash flows or underlying collateral values, where applicable.

Deposits: The carrying amounts of demand deposits, savings deposits, variable-rate certificates of deposit approximate their fair values. The fair value of fixed-rate certificates of deposit is based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Other Borrowings: For variable rate other borrowings, the carrying amount of other borrowings approximates their fair value.

Accrued Interest: The carrying amounts of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31,
	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, and federal funds sold	$5,474,517	$5,474,517	$3,726	$3,726
Securities	4,730,450	4,730,450	—	—
Loans	46,773,588	47,158,546	—	—
Accrued interest receivable	194,827	194,827	—	—
Financial liabilities:
Deposits	48,536,904	48,524,411	—	—
Other borrowings	—	—	1,624,924	1,624,924
Accrued interest payable	44,235	44,235	3,525	3,525

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Period Ended December 31,
	2003	2002
Other Expenses
Advertising and business development	$49,256	$270
Stationery and supplies	33,636	4,603
Data processing	106,346	2,900
Legal and professional	120,555	59,978
Meals and entertainment	17,588	4,433
Employee and director activities	25,385	1,642

NOTE 14. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets of First Commerce Community Bankshares, Inc. as of December 31, 2003 and 2002 and the condensed statements of operations and cash flows for the year ended December 31, 2003 and the period from March 26, 2002, date of inception, to December 31, 2002.

CONDENSED BALANCE SHEET

	2003	2002
Assets
Cash	$1,009,725	$3,726
Restricted Cash	—	5,881,770
Investment in subsidiary	9,029,005	—
Premises and equipment	—	1,214,313
Other assets	—	53,349

Total assets	$10,038,730	$7,153,158

Liabilities and Stockholders’ Equity (Deficit)
Other borrowings	$—	$1,624,924
Subscribers’ deposits	—	5,881,770
Other liabilities	—	10,488

Total liabilities	—	7,517,182

Stockholders’ equity (deficit)	10,038,730	(364,024)

Total liabilities and stockholders’ equity (deficit)	$10,038,730	$7,153,158

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	2003	2002
Expenses
Interest	$—	$6,779
Other	34,663	357,345

Total expenses	34,663	364,124

Loss before equity in loss of subsidiary	(34,663)	(364,124)
Equity in loss of subsidiary	(621,033)	—

Net Loss	$(655,696)	$(364,124)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2003	2002
OPERATING ACTIVITIES
Net loss	$(655,696)	$(364,124)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in loss of subsidiary	621,033	—
Net other operating activities	(4,381)	17,475

Net cash used in operating activities	(39,044)	(346,649)

INVESTING ACTIVITIES
Purchases of premises and equipment	—	(1,227,406)
Investment in subsidiary	(10,000,000)	—
Reimbursement for expenses and assets of subsidiary	1,548,437	—

Net cash used in investing activities	(8,451,563)	(1,227,406)

FINANCING ACTIVITIES
Proceeds from other borrowings	175,000	1,624,924
Repayment of other borrowings	(1,799,924)	—
Proceeds from sale of common stock	11,121,530	100
Stock issue costs	—	(47,243)

Net cash provided by financing activities	9,496,606	1,577,781

Net increase in cash	1,005,999	3,726
Cash at beginning of period	3,726	—

Cash at end of period	$1,009,725	$3,726

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion describes our results of operations for the periods ended December 31, 2003 and 2002 and also analyzes our financial condition as of December 31, 2003 and 2002. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the “Average Balances and Interest Income and Interest Expense” tables show the average balance during 2003 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a discussion and tabular illustration of our interest rate sensitivity under “Asset/Liability Management.” Finally, we have included a number of tables along with this discussion that provide details about our securities, our loans, and our deposits.

There are risks inherent in all loans, therefore, we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section we have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses and the allocation of this allowance among our various categories of loans.

In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with our financial statements and the related notes and the other statistical information also included in this report.

Forward-Looking Statements

The following discussion as well as all statements in this registration statement includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts and may be identified by their reference to a future period or by the use of forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “may” and “should.” We caution you not to place undue reliance on these forward-looking statements. Actual results could differ materially from those indicated in such forward-looking statements due to a variety of factors. These factors include, but are not limited to, changes in economic conditions and government fiscal and monetary policies, changes in prevailing interest rates and effectiveness of our interest rate strategies, laws, regulations and regulatory authorities affecting financial institutions, changes in and effectiveness of our operating or expansion strategies, geographic concentration of our assets and operations, competition from other financial services companies, unexpected financial results or outcomes of legal proceedings, and other risks detailed from time to time in the Company’s press releases and filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this Report.

Critical Accounting Policies

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our consolidated financial statements. Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to Note 1. of our consolidated financial statement which are included in this annual report on form 10-KSB regarding our accounting policies for the allowance for loan losses as well as the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

Overview

Our 2003 results were highlighted by the successful completion of our common stock offering and the commencement of banking operations on March 4, 2003. As described further below, we believe that our capital base will allow for substantial growth in 2004.

Financial Condition at December 31, 2003 and 2002

Following is a summary of our balance sheets for the periods indicated:

	December 31,
	2003	2002
	(Dollars in Thousands)
Cash and due from banks	$382	$4
Restricted cash	—	5,882
Federal funds sold	5,093	—
Securities available for sale	4,730	—
Loans, net	46,774	—
Premises and equipment	1,294	1,214
Other assets	364	53

	$58,637	$7,153

Total deposits	$48,537	$—
Subscriber’s deposits	—	5,882
Other borrowings	—	1,625
Other liabilities	61	10
Stockholders’ equity (deficit)	10,039	(364)

	$58,637	$7,153

As of December 31, 2003, we had total assets of $58.6 million. We raised $11.1 million from the sale of common stock and have received $48.5 million in deposits since the commencement of our banking operations on March 4, 2003. We have invested the proceeds from the stock sale and deposit growth in Federal funds sold ($5.1 million), debt securities ($4.7 million), loans ($46.8 million), and premises and equipment ($1.3 million). We also repaid debt incurred during the organizational period of $1.8 million and experienced losses of $539,000. We expect that loan and deposit growth will be significant during the coming year. This expected growth is not uncommon for de novo banks.

Our investment securities portfolio, consisting solely of debt securities in the Federal Home Loan Mortgage Corporation, amounted to $4.7 million at December 31, 2003.

We have 90% of our loan portfolio collateralized by real estate located in our primary market area of Douglas County, Cobb County, Paulding County and surrounding Georgia counties. Our construction and land development loans, which comprise 24% of our overall loan portfolio, consist of loans primarily collateralized by one-to-four family residential properties. Other one-to-four family dwelling real estate loans comprise 8% of our overall loan portfolio, while nonresidential real estate loans, consisting primarily of small business commercial properties, total 58% of our overall loan portfolio. We generally require that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan:

One- to four-family residential properties	80%
Construction loans on one - to four-family residential properties	80%
Nonresidential property	80%

The remaining 10% of our overall loan portfolio consists of commercial, consumer, and other loans. We require collateral commensurate with our analysis of the repayment ability and creditworthiness of the borrower.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market area are stable with only slight indications of a downturn in the local economy.

We attempt to reduce these economic and credit risks not only by adhering to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower’s financial position. Also, we establish and periodically review our lending policies and procedures. Banking regulations limit exposure to one borrower by prohibiting loan relationships that exceed 25% of our bank’s statutory capital and surplus.

Liquidity and Capital Resources

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and our other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A bank may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

Our liquidity and capital resources are monitored on a periodic basis by management and regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity is considered satisfactory.

Off-Balance Sheet Arrangements

At December 31, 2003, we had loan commitments outstanding of $14.3 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow and purchase Federal funds from other financial institutions. At December 31, 2003, we had arrangements with two commercial banks for short-term advances of $4,250,000.

As of December 31, 2003, we had a commitment to purchase land in the amount of $700,000 for the future site of our main office banking facility. See “Item 3. Legal Proceedings” for a discussion of certain legal proceedings relating to the property for our future main office.

Regulatory Capital Ratios

At December 31, 2003, our capital ratios were considered adequate based on regulatory minimum capital requirements. Our shareholders’ equity increased during 2003 primarily due to the proceeds from the sale of common stock of $11.1 million offset by a net loss of $656,000.

The primary source of funds available to First Commerce Community Bankshares is the payment of dividends by our bank subsidiary. Banking regulations limit the amount of the dividends that may be paid without prior approval of the bank’s regulatory agency. Currently, no dividends can be paid by the bank to us without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for us and the bank as of December 31, 2003 are as follows:

	Actual
	First Commerce Community Bankshares, Inc.	First Commerce Community Bank	Regulatory Requirements
Leverage capital ratio	19.76%	17.77%	5.00%
Risk-based capital ratios:
Core capital	19.71	17.73	6.00

Total capital	20.64	18.66	10.00

These ratios will decline as asset growth continues, but are expected to exceed the regulatory minimum requirements.

We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs. We anticipate that we will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities.

Management is not aware of any known trends, events or uncertainties other than those discussed above that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities that, if they were implemented, would have such an effect.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see “Asset/Liability Management.”

Results of Operations For The Year Ended December 31, 2003 and Period from March 26, 2002, Date of Inception, to December 31, 2002

The following is a summary of our operations for the periods indicated.

	Year Ended December 31, 2003	Period Ended December 31, 2002
	(Dollars in Thousands)
Interest income	$1,592	$—
Interest expense	378	7

Net interest income (expense)	1,214	(7)
Provision for loan losses	475	—
Other income	35	—
Other expenses	1,430	357

Pretax loss	(656)	(364)
Income taxes	—	—

Net loss	$(656)	$(364)

We commenced our banking operations on March 4, 2003. From March 26, 2002 to March 3, 2003 (the “organizational period”), we were engaged in activities involving the formation of the company, selling the common stock, and obtaining necessary regulatory approvals. We incurred organizational expenses totaling $539,000 during the organizational period ($364,000 in 2002 and $175,000 in 2003). We also incurred stock issue costs of $47,000, which have been recorded as a reduction of capital surplus. All organizational expenses were expensed as incurred in accordance with generally accepted accounting principles.

Our real estate purchases and cost of operations during the organizational period were funded by advances from two lines of credit from a commercial bank totaling $1,800,000. The total amount available on the lines of credit was $1,800,000. On February 3, 2003, the date the proceeds from our common stock offering were released from escrow, the two lines of credit were repaid. On that date, the operating line of credit had a balance of $800,000 and the real estate line had a balance of $1.0 million.

Organizational expenses were offset by interest earned on the proceeds from our initial common stock offering during the organization period. Total interest earned during this time period was $19,000.

Net Interest Income

Our results of operations are determined by our ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income is dependent upon our ability to obtain an adequate net interest spread between the rate we pay on interest-bearing liabilities and the rate we earn on interest-earning assets.

The net yield on average interest-earning assets during the operational period from March 4, 2003 to December 31, 2003 was 4.48%. Average loans were $20.1 million, average securities were $2.0 million, and average federal funds sold were $4.6 million. Average interest-bearing liabilities were $17.0 million. During the operational period, the rate earned on average interest-earning assets was 5.90%, and the rate paid on average interest-bearing liabilities was 2.22%, resulting in a net interest spread of 3.68%.

Provision for Loan Losses and the Allowance for Loan Losses

The provision for loan losses was $475,000 in 2003. The amount provided was due primarily to the growth of the portfolio. In making our risk evaluation and establishing an allowance level that we believe is adequate to absorb probable losses in the portfolio, we consider various sources of information. Some of the more important sources include our ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses, which must be charged off, and to assess the risk characteristics of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers and senior management, and also those of bank regulatory agencies that review the loan portfolio as part of the regular bank examination process. Finally, we retain internal and external credit reviews to perform independent reviews of the risk management process, adequacy of loan documentation and the risk ratings and appropriateness of the level of Allowance for Loan Losses. Loans identified as having increased credit risk are classified in accordance with our loan policy and appropriate reserves are established for each loan classification category. Due to limited loan loss experience, reserves are established for the remaining unclassified portion of the loan portfolio based on a predetermined factor. As of December 31, 2003, we had no nonperforming loans or assets. The allowance for loan losses as a percentage of total loans was approximately 1.00%.

Other Income

Other operating income consists of service charges on deposit accounts and other miscellaneous revenues and fees. Other operating income was $36,000 for the year ended December 31, 2003.

Other Expense

The main components of other expenses are salaries and employee benefits, occupancy and equipment expenses, and other operating expenses. Total other expenses were approximately $1,430,000 in 2003 and $357,000 in 2002. The significant increase in 2003 over 2002 was due to commencing banking operations on March 4, 2003. We were in the organizational stage during 2002.

Total salaries and benefits increased $600,000 to $816,000 in 2003 from $216,000 in 2002. The increase in salaries and employee benefits during 2003 resulted primarily from the increase in the number of employees needed to commence banking operations. As of December 31, 2003, we had 14 full-time equivalent employees.

Occupancy and equipment expenses increased $103,000 during 2003 as compared to 2002. These increases were primarily due to depreciation on our equipment and building which increased $98,000 during 2003.

Other operating expenses increased $369,000 in 2003 to $472,000, compared to $103,000 in 2002. The increase in 2003 was due to higher professional services expenses, data processing fees, advertising and business development expenses associated with commencing operations and the general growth of the Company.

Professional expenses increased in 2003 to $121,000, as compared to $60,000 in 2002. Data processing expenses increased $103,000 in 2003 compared to 2002 due to the outsourcing of our daily processing activity. Advertising and business development increased $49,000 in 2003 compared to 2002, related to general advertising, promotion and business development expenses associated with our opening for business.

Income Tax

We had no income tax expense due to a pre-tax operating loss of $656,000. At December 31, 2003, we have available net operating loss carryforwards of approximately $537,000 for federal income tax purposes. If unused, the carryforwards will expire beginning 2023.

Asset/Liability Management

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. Our management’s overall philosophy is to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

Our asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the board of directors on a periodic basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) that limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is management’s intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur that would negatively affect our liquidity position.

At December 31, 2003, our cumulative one year interest rate-sensitivity gap ratio was 133%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-earning assets will reprice during this period at a rate faster than our interest-bearing liabilities. We are not within our targeted parameters. However, as we continue to invest our excess liquidity, currently invested in Federal funds sold, loans and securities, we believe the gap ratio will become more in line with the targeted ratio, and net interest income should not be significantly affected by changes in interest rates. A gap ratio in our current range is not unusual for a de novo bank. It is our belief that as long as we pay the prevailing market rate on these type of deposits, our liquidity, while not assured, will not be negatively affected.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2003, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within this period and at different rates.

	Within Three Months	After Three Months but Within One Year	After One Year but Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Interest-earning assets:
Federal funds sold	$5,093	$—	$—	$—	$5,093
Securities	—	—	4,730	—	4,730
Loans	37,734	4,683	4,737	95	47,249

	42,827	4,683	9,467	95	57,072

Interest-bearing liabilities:
Interest-bearing demand deposits	20,601	—	—	—	20,601
Savings deposits	552	—	—	—	552
Certificates of deposit, fixed rates	5,010	8,101	7,802	—	20,913
Certificates of deposit, variable rate	1,401	—	—		1,401

	27,564	8,101	7,802	—	43,467

Interest rate sensitivity gap	$15,263	$(3,418)	$1,665	$95	$13,605

Cumulative interest rate sensitivity gap	$15,263	$11,845	$13,510	$13,605

Interest rate sensitivity gap ratio	1.55	(.58)	1.21	—

Cumulative interest rate sensitivity gap ratio	1.55	1.33	1.31	1.31

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to the distribution of assets, liabilities and shareholders’ equity, the interest rates we experienced; our investment portfolio; our loan portfolio, including types of loans, maturities, and sensitivities of loans to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and allowance for loan losses; types of deposits and the return on equity and assets.

DISTRIBUTION OF ASSETS, LIABILITIES, AND

SHAREHOLDERS’ EQUITY:

INTEREST RATES AND INTEREST DIFFERENTIALS

Average Balances

The condensed average balance sheet for the period indicated is presented below. (1)

From March 4, 2003, Date of Commencement of Operations, to December 31, 2003

(Dollars in Thousands)
ASSETS

Cash and due from banks	$490
Federal funds sold	4,551
Securities available for sale, at cost	2,020
Unrealized gains on securities available for sale	(11)
Loans (2)	20,102
Allowance for loan losses	(241)
Other assets	1,288

$28,199

Total interest-earning assets	$26,673

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing demand	$3,530
Interest-bearing demand and savings	9,770
Time	7,270

Total deposits	$20,570

Other liabilities	48

Total liabilities	20,618
Stockholders’ equity (3)	7,581

$28,199

Total interest-bearing liabilities	$17,040

(1)	Average balances were determined using the daily average balances during the period from March 4, 2003, date of commencement of operations, to December 31, 2003, for each category.
(2)	There were no nonaccrual loans included in average loans.
(3)	Average unrealized losses on securities available for sale of $11,000 were included in stockholders’ equity.

Interest Income and Interest Expense

The following tables set forth the amount of our interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	Year Ended December 31, 2003
	Interest	Average Yields (2)
	(Dollars in Thousands)
INTEREST INCOME:
Interest and fees on loans (1)	$1,489	7.40%
Interest on taxable securities	35	1.73
Interest on Federal funds sold	49	1.08
Interest earned during the period prior to commencement of banking operations	19	—

Total interest income	$1,592	5.90

INTEREST EXPENSE:
Interest on interest-bearing demand deposits and savings	$210	2.18
Interest on time deposits	166	2.24
Interest incurred during the period prior to commencement of banking operations	2	—

Total interest expense	378	2.22

NET INTEREST INCOME	$1,213

Net interest spread		3.68%

Net yield on average interest-earning assets		4.48%

(1)	Interest and fees on loans includes $358,000 of loan fee income for the year ended December 31, 2003. There was no interest income recognized on nonaccrual loans during 2003.
(2)	Average yields were annualized for the period from March 4, 2003, date of commencement of operations, to December 31, 2003, for each category.

Rate and Volume Analysis

Because we commenced our banking operations in 2003, the change in net interest income from banking operations is all due to volume. Therefore, a rate and volume analysis table is not presented.

INVESTMENT PORTFOLIO

Types of Investments

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

December 31, 2003
(Dollars in Thousands)
Debt securities:
Mortgage backed securities	$4,730

Maturities

The following table presents the maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented (amounts are presented in thousands).

	Mortgage Backed Securities	Weighted Average Yields
Maturities at December 31, 2003
After 1 through 5 years	$4,302	3.87%
After 5 through 10 years	428	3.50%

Totals	$4,730	3.83%

LOAN PORTFOLIO

Types of Loans

The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

December 31, 2003
(Dollars in Thousands)
Commercial	$3,104
Real estate-construction	11,498
Real estate-mortgage	30,965
Consumer instalment loans and other	1,748

47,315
Less deferred loan fees	(66)
Less allowance for loan losses	(475)

Net loans	$46,774

Maturities and Sensitivities of Loans to Changes in Interest Rates

Total loans as of December 31, 2003 are shown in the following table according to contractual maturity classifications one year or less, after one year through five years, and after five years.

(Dollars in Thousands)
Commercial
One year or less	$918
After one year through five years	2,131
After five years	55

3,104

Construction
One year or less	6,924
After one year through five years	4,574
After five years	—

11,498

Other
One year or less	12,820
After one year through five years	19,244
After five years	649

32,713

$47,315

The following table summarizes loans at December 31, 2003 with the due dates after one year that have predetermined and floating or adjustable interest rates.

(Dollars in Thousands)
Predetermined interest rates	$21,828
Floating or adjustable interest rates	4,825

$26,653

Risk Elements

Information with respect to nonaccrual, past due, and restructured loans is as follows:

December 31, 2003
(Dollars in Thousands)
Nonaccrual loans	$0
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	0
Restructured loans	0
Loans, now current about which there are serious doubts as to the ability of the borrower to comply with loan repayment terms	0
Interest income that would have been recorded on nonaccrual and restructured loans under original terms	0
Interest income that was recorded on nonaccrual and restructured loans	0

It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of interest becomes doubtful. The collection of interest becomes doubtful when there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected unless the loan is both well-secured and in the process of collection.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties that management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which we are aware of any information that causes us to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes average loan balance for the year determined using the daily average balances during the period of banking operations; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the period to average loans.

December 31, 2003
(Dollars in Thousands)
Average amount of loans outstanding (since March 4, 2003)	$20,102

Balance of allowance for loan losses at beginning of period	$—

Loans charged off	—

Loans recovered	—

Net charge-offs	—

Additions to the allowance charged to operating expense during period	475

Balance of allowance for loan losses at end of period	$475

Ratio of net loans charged off during the period to average loans outstanding	—%

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Our evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions that may affect the borrower’s ability to pay and the underlying collateral value of the loans.

As of December 31, 2003, we had made no allocations of our allowance for loan losses to specific categories of loans. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	December 31, 2003
	Amount	Percent of loans in each category to total loans
	(Dollars in Thousands)
Commercial	$31	6.56%
Real estate - construction	115	24.30
Real estate - mortgage	311	65.44
Consumer installment and other	18	3.70

	$475	100.00%

DEPOSITS

Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits, and time deposits, for the period of operations is presented below.(1)

	December 31, 2003
	Amount	Percent
	(Dollars in Thousands)
Noninterest-bearing demand deposits	$3,530	—%
Interest-bearing demand and savings deposits	9,770	2.18
Time deposits	7,270	2.24

Total deposits	$20,570

(1)	Average balances were determined using the daily average balances during the year for the period from March 4, 2003, date of commencement of operations, to December 31, 2003.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2003 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

(Dollars in Thousands)
Three months or less	$2,861
Over three months through six months	2,157
Over six months through twelve months	6,366
Over twelve months	4,959

Total	$16,343

RETURN ON ASSETS AND STOCKHOLDERS’ EQUITY

The following rate of return information for the year indicated is presented below.

2003
Return on assets (1)	(2.32)%
Return on equity (2)	(8.65)%
Dividend payout ratio (3)	—
Equity to assets ratio (4)	26.89%

(1)	Net loss divided by average total assets.
(2)	Net loss divided by average equity.
(3)	Dividends declared per share of common stock divided by net loss per share.
(4)	Average equity divided by average total assets.

BUSINESS

General

First Commerce Community Bankshares, Inc. was incorporated in Georgia in July 2002 to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956 and the Financial Institutions Code of Georgia, and to purchase 100% of the issued and outstanding stock of First Commerce Community Bank, a state bank organized under the laws of the State of Georgia (the “bank”), to conduct a general banking business in Douglas County, Georgia.

On October 31, 2002, we commenced our initial public offering and completed the sale of 1,112,163 shares of our common stock at $10.00 per share on April 29, 2003. The offering raised $11.0 million net of offering expenses. Our current directors and executive officers purchased 444,000 shares of common stock at $10.00 per share, for a total of $4,440,000 during the offering. In recognition of financial risk and efforts in organizing the bank, each of our organizers is entitled to receive one share of common stock for $10.00 per share for every share he purchased in the offering. In the aggregate, our organizers are entitled to purchase 418,500 shares for $10.00 per share.

We used $10 million of the proceeds of the offering to capitalize the bank, which opened for business on March 4, 2003.

Marketing Focus

The bank has positioned itself as “the hometown bank” that cares about its clients. We provide professional and personalized service to our clients by employing well trained, seasoned bankers who are familiar with our market area and our clients’ individual needs. Our primary target market includes individuals and small- to medium-sized businesses who desire a consistent and professional relationship with a local banker. Because only one other locally owned bank remains in our primary service area, we believe we offer a unique banking alternative for the market by offering a higher level of customer service and a management team more focused on the needs of the community than most of our competitors. We believe that this approach will be enthusiastically supported by the community. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop First Commerce Community Bank’s image as a local bank with an individual focus, we intend to leverage our community-oriented board of directors and local services and decision making to attract and retain customers.

Location and Service Area

Our primary service area consists of Douglas County, and adjacent portions of Carroll County, Cobb County, and Paulding County, Georgia, with a focus on the 10 mile radius of our main office. Currently our main office is located within the city limits of Douglasville, Georgia on Georgia Highway Number 5 and provides excellent visibility for the bank. Within the next two years, we plan to open a 10,000+ square foot main office strategically located within our service area and convert our existing banking facility to a branch facility. The new main office would extend the market reach of our bank, and it will increase our personal delivery capabilities in this area to more efficiently market the services of the bank.

Douglas, Carroll, Cobb and Paulding Counties have a growing and dynamic economic environment that we believe will support First Commerce Community Bank. According to the U.S. Census Bureau, Douglas County experienced population growth of 29.6% from 1990 to 2000. Douglas County is expected to experience continued population growth over the next several years, with an estimated population of 105,531 by 2006. In addition, Douglas County has a growing and diverse economy, featuring professional, business, health and educational services, retail trade, manufacturing, and construction.

Deposit Services

We offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to our principal market area at rates competitive to those offered in Douglas, Carroll, Cobb and Paulding Counties. In addition, we offer certain retirement account services, including IRAs. We solicit these accounts from individuals, businesses, churches, non-profits, and government entities.

Lending Activities

General. We emphasize a range of lending services, including real estate, commercial, and equity-line and consumer loans to individuals, small- to medium-sized businesses, and professional concerns that are located in or conduct a substantial portion of their business in our primary market area. We compete for these loans with competitors who are well established in our primary service area and have greater resources and lending limits.

The well established banks in our market area make proportionately more loans to medium- to large-sized businesses than we do. Many of the bank’s commercial loans are made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

Loan Approval and Review. The bank’s loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer’s lending authority, the loan request is considered and approved by an officer with a higher lending limit or the board of directors’ loan committee. The bank does not make any loans to any director or executive officer of the bank unless the loan is approved by the board of directors of the bank and is made on terms not more favorable to the person than would be available to a person not affiliated with the bank.

Lending Limits. The bank’s lending activities are subject to a variety of lending limits imposed by federal law. In general, the bank is subject to a legal limit on loans to a single borrower equal to 25% of the bank’s capital and unimpaired surplus. Different limits may apply in certain circumstances based on the type of loan or the nature of the borrower, including the borrower’s relationship to the bank. These limits increase or decrease as the bank’s capital increases or decreases. Based upon the initial capitalization of $10.0 million and adjusting for a $1.5 million expense reserve, the bank initially has a loan limit of $2.125 million. The bank intends to sell participations in its loans to other financial institutions to more adequately meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

Real Estate Loans. As the bank matures, loans secured by first or second mortgages on real estate are expected to make up 75% of the bank’s loan portfolio. As of December 31, 2003, the percentage was 90%. Our construction and land development loans, which comprise 24% of total loans, are primarily collateralized by one to four family residential properties. While the bank had no multi-family real estate loans, other 1-4 family dwelling loans comprised 8% of the loan portfolio, and nonresidential real estate loans consisting primarily of small business commercial properties, total 58% of total loans. Interest rates for all categories may be fixed or adjustable, and will more likely be fixed for shorter-term loans. The bank generally charges an origination fee for each loan.

Real estate loans are subject to the same general risks as other loans. The principal credit risk associated with each category of loan, including real estate loans, is the creditworthiness of the borrower. They are particularly sensitive to fluctuations in the value of real estate, which is generally the underlying security for real estate loans. Fluctuations in the value of the real estate, as well as other factors arising after the loan is made, could negatively affect a borrower’s cash flow, creditworthiness, and ability to repay the loan. Management attempts to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, the bank typically requires a valid mortgage lien on all real property loans along with a title lien policy which insures the validity and priority of the lien. We attempt to reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. We also reduce risk by selling participations in larger loans to other institutions when possible.

We can also originate some real estate loans for sale into the secondary market. We can limit our interest rate and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor’s underwriting approval prior to originating the loan.

Commercial Loans. The bank makes loans for commercial purposes in various lines of businesses. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. We focus our efforts on commercial loans of less than $500,000. Working capital loans typically have terms not exceeding one year and usually secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal typically is repaid as the assets securing the loan are converted into cash, and in other cases principal typically is due at maturity. Trade letters of credit, standby letters of credit, and foreign exchange are handled through a correspondent bank as agent for the bank.

We also offer small business loans utilizing government enhancements such as the Small Business Administration’s 7(a) program and SBA’s 504 programs. These loans typically are partially guaranteed by the government which may help to reduce the bank’s risk. Government guarantees of SBA loans will not exceed 80% of the loan value, and will generally be less. As with other categories of loans, the principal economic risk associated with commercial loans is the creditworthiness of the borrower. The risks associated with commercial loans vary with many economic factors, including the economy of our primary service area.

Consumer Loans. The bank makes a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit such as credit cards. Installment loans typically carry balances of less than $50,000 and are amortized over periods up to 60 months. Consumer loans may be offered on a single maturity basis where a specific source of repayment is available. Revolving loan products typically require monthly payments of interest and a portion of the principal. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate because they may be unsecured, or if they are secured, the value of the security may be difficult to assess and more likely to decrease than real estate. As with other categories of loans, the principal credit risk associated with consumer loans is the creditworthiness of the borrower.

We also offer home equity loans. Our underwriting criteria for and the risks associated with home equity loans and lines of credit will generally be the same as those for first mortgage loans. Home equity lines of credit typically have terms of 15 years or less, will typically carry balances less than $125,000, and may extend up to 80% of the available equity of each property.

Other Banking Services

The bank offers other bank services including cash management services which provide sweep accounts for commercial businesses. In addition, lines of credit, 24-hour telephone banking and PC/internet delivery are offered as well as safe deposit boxes, direct deposit of payroll and social security checks, U.S. Savings Bonds, travelers checks, and automatic drafts for various accounts. The bank is associated with the STAR and Cirrus ATM networks that may be used by the bank’s customers throughout the country. We believe that by being associated with a shared network of ATMs, we are better able to serve our clients and will be able to attract clients who are accustomed to the convenience of using ATMs, although we do not believe that maintaining this association will be critical to our success. We intend to install our own ATM with the opening of the bank’s new main office facility. We are also offering a debit card VISA credit card services through a correspondent bank as an agent for the bank. We do not expect the bank to exercise trust powers during its initial years of operation.

Competition

The banking business is highly competitive. First Commerce Community Bank competes with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in its primary service area. Douglas County was served by 15 insured financial institutions operating a total of 31 retail branches as of June 30, 2003, the latest date for which information is available. A number of these competitors are well established in our primary service area.

According to the FDIC, bank and thrift deposits in Douglas County grew from approximately $600.4 million in June 1998 to approximately $861.8 million in June 2003, an increase of approximately 43.5%. The following table illustrates the deposit base and market share of the financial institutions located in Douglas County as of June 30, 2003, the latest date for which information is available.

Douglas County Deposit Base and Market Share Information

	$	%
	(Dollars in millions)
Financial Institution
Douglas County Bank	185.9	21.6
Regions Bank	170.7	19.8
Citizens & Merchants State Bank	132.4	15.3
SunTrust Bank	100.9	11.7
Branch Banking & Trust Company	70.6	8.2
Bank of America	56.3	6.5
Wachovia Bank, National Association	48.7	5.7
SouthTrust Bank	24.1	2.8
West Georgia National Bank of Carrollton	16.6	1.9
First Commerce Community Bank	15.9	1.9
Washington Mutual Bank, FA	12.4	1.4
United Community Bank West Georgia	10.4	1.2
First National Bank of West Metro	9.2	1.0
Georgia State Bank	6.8	0.8
National Bank of Commerce	1.9	0.2

At December 31, 2003, First Commerce Community Bank had deposits of $48.6 million.

We compete directly with many of the institutions named in the table above. Additionally, we anticipate further competition as existing institutions in the market expand their branch networks or as institutions from other markets branch into our primary service area. For example, several community banks are in organization or were recently formed in neighboring counties, and we expect that one or more of these banks may attempt to enter the Douglas County market within the next five years.

We recognize that most of our competitors have substantially greater resources and lending limits than we have and provide other services, such as extensive and established branch networks and trust services, which we do not provide initially. As a result of these competitive factors, we may have to pay higher interest rates to attract depositors or extend credit with lower interest rates to attract borrowers. However, we will attempt to minimize these competitive factors and attract new banking relationships by offering our customers a personalized approach to banking.

Employees

As of March 15, 2004, the bank had 13 full-time employees and 3 part-time employees operating out of the bank’s permanent facilities. First Commerce Community Bankshares, as the holding company for the bank, does not have any employees other than its officers.

ANNEX E

QUARTERLY FINANCIAL STATEMENTS

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2004 AND DECEMBER 31, 2003

(Unaudited)

	2004	2003
Assets
Cash and due from banks	$1,067,254	$381,517
Federal funds sold	4,057,000	5,093,000
Securities available-for-sale, at fair value	10,115,740	4,730,450

Loans	76,549,232	47,248,588
Less allowance for loan losses	830,000	475,000

Loans, net	75,719,232	46,773,588

Premises and equipment	1,286,814	1,294,083
Other assets	2,510,654	363,835

Total assets	$94,756,694	$58,636,473

Liabilities and Stockholdes’ Equity
Deposits
Noninterest-bearing	$6,106,587	$5,069,927
Interest-bearing	77,951,587	43,466,977

Total deposits	84,058,174	48,536,904
Other liabilities	161,596	60,839

Total liabilities	84,219,770	48,597,743

Commitments and contingencies

Stockholders’ equity
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 100,000,000 shares authorized; 1,112,163 shares issued and outstanding	1,112,163	1,112,163
Capital surplus	9,962,224	9,962,224
Accumulated deficit	(500,193)	(1,019,820)
Accumulated other comprehensive loss	(37,270)	(15,837)

Total stockholders’ equity	10,536,924	10,038,730

Total liabilities and stockholders’ equity	$94,756,694	$58,636,473

See Notes to Consolidated Financial Statements.

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(Unaudited)

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003
Interest income
Loans	$1,162,139	$481,317	$2,914,381	$809,492
Taxable securities	76,480	1,845	159,201	18,673
Federal funds sold	15,125	9,902	38,591	55,610

Total interest income	1,253,744	493,064	3,112,173	883,775

Interest expense
Deposits	401,524	115,412	981,241	174,030
Other borrowings	—	—	29	2,237

Total interest expense	401,524	115,412	981,270	176,267

Net interest income	852,220	377,652	2,130,903	707,508
Provision for loan losses	135,000	147,000	355,000	330,000

Net interest income after provision for loan losses	717,220	230,652	1,775,903	377,508

Other income
Service charges on deposit accounts	13,216	5,439	34,023	7,260
Other operating income	29,543	2,450	37,137	5,958

Total other income	42,759	7,889	71,160	13,218

Other expenses
Salaries and other employee benefits	278,867	214,316	760,582	610,482
Occupancy and equipment expenses	52,058	36,352	148,112	107,695
Professional fees	47,530	32,314	107,573	60,527
Other operating expenses	115,269	71,912	311,169	256,558

Total other expenses	493,724	354,894	1,327,436	1,035,262

Income (loss) before income taxes	266,255	(116,353)	519,627	(644,536)
Income tax expense	—	—	—	—

Net income (loss)	266,255	(116,353)	519,627	(644,536)

Other comprehensive income (loss)
Unrealized gains (losses) on securities available for sale arising during period	112,326	(35,856)	(21,433)	(29,316)

Comprehensive income (loss)	$378,581	$(152,209)	$498,194	$(673,852)

Basic earnings (losses) per share	$0.24	$(0.10)	$0.47	$(0.58)

Diluted earnings (losses) per share	$0.22	$(0.10)	$0.43	$(0.58)

Cash dividends per share	$—	$—	$—	$—

See Notes to Consolidated Financial Statements.

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(Unaudited)

	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$519,627	$(644,536)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	74,119	64,425
Provision for loan losses	355,000	330,000
Deferred income taxes	(75,000)	—
Increase in interest receivable	(88,887)	(101,960)
Increase in interest payable	60,607	13,876
Net other operating activities	7,218	(119,813)

Net cash provided by (used in) operating activities	852,684	(458,008)

INVESTING ACTIVITIES
Purchases of securities available-for-sale net of paydowns	(5,406,723)	(2,498,593)
Net (increase) decrease in federal funds sold	1,036,000	(6,271,000)
Net increase in loans	(29,300,644)	(32,934,258)
Purchase of bank owned life insurance	(1,950,000)	—
Purchase of premises, equipment and software	(66,850)	(155,979)

Net cash used in investing activities	(35,688,217)	(41,859,830)

FINANCING ACTIVITIES
Net increase in deposits	35,521,270	33,694,867
Proceeds from sale of common stock	—	11,121,530
Proceeds from line of credit	—	175,000
Repayment of lines of credit	—	(1,799,924)

Net cash provided by financing activities	35,521,270	43,191,473

Net increase in cash and due from banks	685,737	873,635

Cash and due from banks at beginning of period	381,517	3,726

Cash and due from banks at end of period	$1,067,254	$877,361

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$920,663	$162,391

Income taxes	$75,000	$—

See Notes to Consolidated Financial Statements.

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. BASIS OF PRESENTATION

First Commerce Community Bankshares, Inc. (the “Company”) was incorporated on July 23, 2002, to operate as a bank holding company. The Company owns 100% of the issued and outstanding capital stock of First Commerce Community Bank, the “Bank”, a bank organized under the laws of the State of Georgia to conduct a general banking business in Douglasville, Douglas County, Georgia. The Bank commenced operations on March 4, 2003.

The consolidated financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim period. These statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003.

The results of operations for the period ended September 30, 2004 are not necessarily indicative of the results to be expected for the full year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2. STOCK COMPENSATION PLANS

At September 30, 2004, the Company had two stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income (loss), as all options and warrants granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income (loss) and earnings (losses) per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income (loss)	$266,255	$(116,353)	$519,627	$(644,536)
Deduct: Total stock-based compensation expense determined under the fair value based method for all awards	—	—	(529,418)	—

Pro forma net income (loss)	$266,255	$(116,353)	$(9,791)	$(644,536)

Earnings (losses) per share:
Basic – as reported	$0.24	$(0.10)	$0.47	$(0.58)

Basic – pro forma	$0.24	$(0.10)	$(0.01)	$(0.58)

Diluted – as reported	$0.22	$(0.10)	$0.43	$(0.58)

Diluted – pro forma	$0.22	$(0.10)	$(0.01)	$(0.58)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3. EARNINGS (LOSSES) PER COMMON SHARE

Basic earnings (losses) per common share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings (losses) per common share are computed by dividing net income (loss) by the sum of the weighted average number of shares of common stock outstanding and common stock equivalents. Common stock equivalents consist of stock options and stock warrants. Below is a calculation of diluted earnings (losses) per common share for the three and nine month periods ended September 30, 2004 and 2003.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income (loss)	$266,255	$(116,353)	$519,627	$(644,536)

Weighted average common shares outstanding	1,112,163	1,112,163	1,112,163	1,112,163
Net effect of the assumed exercise of stock options and warrants based on the treasury stock method using average market price for the period	108,279	—	108,279	—

Total weighted average common shares and common stock equivalents outstanding	1,220,442	1,112,163	1,220,442	1,112,163

Diluted earnings (losses) per common share	$0.22	$(0.10)	$0.43	$(0.58)

NOTE 4. CURRENT ACCOUNTING DEVELOPMENTS

There are no recent accounting pronouncements that have had, or are expected to have, a material effect on the Company’s financial statements.